Exhibit 4.3

AGREEMENT AMONG NOTEHOLDERS

Dated as of January 11, 2017,

by and among

BARCLAYS BANK PLC,

(Initial Note A-1 Holder)

BARCLAYS BANK PLC,

(Initial Note A-2 Holder)

And

BARCLAYS BANK PLC

(Initial Junior Noteholder)

1166 Avenue of the Americas

This AGREEMENT AMONG NOTEHOLDERS (“Agreement”), dated as of January 11, 2017, is by and among BARCLAYS BANK PLC, a public company registered in England and Wales, having an address at 745 Seventh Avenue, New York, New York 10019 (together with its successors and assigns in interest, in its capacity as initial owner of Note A-1, the “Initial Note A-1 Holder”), BARCLAYS BANK PLC, a public company registered in England and Wales, having an address at 745 Seventh Avenue, New York, New York 10019 (together with its successors and assigns in interest, in its capacity as initial owner of Note A-2, the “Initial Note A-2 Holder”), BARCLAYS BANK PLC, a public company registered in England and Wales, having an address at 745 Seventh Avenue, New York, New York 10019 (together with its successors and assigns in interest, in its capacity as initial owner of the Junior Note, the “Initial Junior Noteholder”), and BARCLAYS BANK PLC, a public company registered in England and Wales, having an address at 745 Seventh Avenue, New York, New York 10019 (together with its successors and assigns in interest, in its capacity as the initial agent, the “Initial Agent”).

W I T N E S S E T H:

WHEREAS, pursuant to the Mortgage Loan Agreement (as defined herein), the Initial Senior Noteholder originated a certain loan (the “Mortgage Loan”) described on the schedule attached hereto as Exhibit A (the “Mortgage Loan Schedule”) to 1166 EJM LLC, a Delaware limited liability company (the “Mortgage Loan Borrower”), which was initially evidenced, inter alia, by three (3) promissory notes (as amended, modified or supplemented, the “Notes”), each dated as of January 11, 2017, with the first such note being that certain Replacement, Amended and Restated Promissory Note A-1 in the original principal amount of $56,250,000.00 (“Note A-1”) made by the Mortgage Loan Borrower in favor of the Initial Note A-1 Holder, the second such note being that certain Replacement, Amended and Restated Promissory Note A-2 in the original principal amount of $28,750,000.00 (“Note A-2”) made by the Mortgage Loan Borrower in favor of the Initial Note A-2 Holder, and the third such note being that certain Replacement, Amended and Restated Promissory Note B in the original principal amount of $25,000,000 (the “Junior Note”) made by the Mortgage Loan Borrower in favor of the Initial Junior Noteholder, which notes are each secured by a first priority Amended and Restated Mortgage and Security Agreement, dated January 11, 2017 (as the same may be amended, modified or supplemented from time to time, the “Mortgage”), between the Original Lender and the Mortgage Loan Borrower, encumbering that certain real property located as described in the Mortgage Loan Agreement (the “Mortgaged Property”); and

WHEREAS, the Initial Note A-1 Holder, the Initial Note A-2 Holder and the Initial Junior Noteholder desire to enter into this Agreement to memorialize the terms under which the Initial Note A-1 Holder, the Initial Note A-2 Holder and the Initial Junior Noteholder are holding Note A-1, Note A-2, and the Junior Note, respectively.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto mutually agree as follows:

Section 1.           Definitions. References to a “Section” or the “recitals” are, unless otherwise specified, to a Section or the recitals of this Agreement. Capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Servicing Agreement. Whenever used in this Agreement, the following terms shall have the respective meanings set forth below unless the context clearly requires otherwise.

“Accelerated Mezzanine Loan Lender” shall mean the Mezzanine Lender if the Mezzanine Loan has been accelerated in whole or in part or if foreclosure or enforcement proceedings or other remedies have been commenced against the equity collateral pledged to secure the Mezzanine Loan or against any guarantor of the Mezzanine Loan obligations.

“Additional Servicing Expenses” shall mean (a) all Servicing Advances, fees and/or expenses incurred by and reimbursable to any Servicer or Trustee pursuant to the Servicing Agreement, and (b) all interest accrued on Advances made by any Servicer or Trustee in accordance with the terms of the Servicing Agreement or; provided that the aggregate special servicing fee (which fee is payable solely during the period that the Mortgage Loan is a Specially Serviced Mortgage Loan) shall not exceed an amount equal to 0.25% per annum of the outstanding principal balance of the Mortgage Loan, the special servicing liquidation fee (or equivalent) shall not exceed 1.00% of the collections made with respect to the Mortgage Loan or any sums received from proceeds from the disposition of the Mortgaged Property or the Mortgage Loan, as the case may be, and the special servicing workout fee (or equivalent) shall not exceed 1.00% of the collections made with respect to the Mortgage Loan while the Mortgage Loan is a performing or “corrected” loan (or such other analogous term pursuant to the Servicing Agreement), all subject to adjustments, minimum floors, and caps as set forth in the Servicing Agreement.

“Advance Interest Amount” shall mean interest payable on Advances, as specified in the Servicing Agreement.

“Advance Interest Rate” shall have the meaning assigned to the term “Advance Rate” or such other analogous term used in the Servicing Agreement.

“Advances” shall have the meaning assigned to such term in the Servicing Agreement or such other analogous term used in the Servicing Agreement.

“Affiliate” shall mean with respect to any specified Person (i) any other Person that Controls, Controlling or is Controlled by or under common Control with such specified Person (each a “Common Control Party”), (ii) any other Person owning, directly or indirectly, twenty-five percent (25%) or more of the beneficial interests in such Person or (iii) any other Person in which such Person or a Common Control Party owns, directly or indirectly, twenty-five percent (25%) or more of the beneficial interests.

“Agent” shall mean the Initial Agent or such Person to whom the Initial Agent shall delegate its duties hereunder, and from and after the Securitization Date shall mean the Servicer.

“Agent Office” shall mean the designated office of the Agent, which office initially shall be the office of the Initial Note A-1 Holder listed on Exhibit B hereto and, after the Securitization Date, shall be the offices of the Master Servicer. The Agent Office is the address to which notices to and correspondence with the Agent should be directed. The Agent may change the address of its designated office by notice to the Noteholders.

“Agreement” shall mean this Agreement Among Noteholders, the exhibits and schedules hereto and all amendments hereof and supplements hereto.

“Appraisal” shall have the meaning assigned to such term in the Servicing Agreement or such other analogous term used in the Servicing Agreement.

“Appraisal Reduction Amount” shall have the meaning assigned to the term “Appraisal Reduction Amount” or such other analogous term used in the Servicing Agreement.

“Appraisal Reduction Event” shall have the meaning assigned to such term in the Servicing Agreement.

“Approved Servicer” shall have the meaning assigned to such term in the definition of “Qualified Institutional Lender.”

“Asset Representations Reviewer” shall have the meaning assigned to such term in the Servicing Agreement.

“Asset Status Report” shall have the meaning assigned to such term in the Servicing Agreement.

“Balloon Payment” shall have the meaning assigned to such term in the Servicing Agreement.

“Bankruptcy Code” shall mean the United States Bankruptcy Code, as amended from time to time, any successor statute or rule promulgated thereto.

“Business Day” shall have the meaning assigned to such term in the Servicing Agreement.

“Certificate Administrator” shall mean the certificate administrator under the Servicing Agreement, if any.

“CLO Asset Manager” with respect to any Securitization Vehicle which is a CLO, shall mean the entity which is responsible for managing or administering a Note as an underlying asset of such Securitization Vehicle or, if applicable, as an asset of any Intervening Trust Vehicle (including, without limitation, the right to exercise any consent and control rights available to the holder of such Note).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collection Account” shall have the meaning assigned to such term (or equivalent term) in the Servicing Agreement.

“Companion Distribution Account” shall have the meaning assigned to such term (or equivalent term) in the Servicing Agreement.

“Condemnation Proceeds” shall have the meaning assigned to such term or any one or more analogous terms in the Servicing Agreement.

“Conduit” shall have the meaning assigned to such term in Section 19(f).

“Conduit Credit Enhancer” shall have the meaning assigned to such term in Section 19(f).

“Conduit Inventory Loan” shall have the meaning assigned to such term in Section 19(f).

“Control” shall mean the ownership, directly or indirectly, in the aggregate of more than fifty percent (50%) of the beneficial ownership interests of an entity or the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through the ability to exercise voting power, by contract or otherwise. “Controlled” and “Controls” have meanings correlative thereto.

“Control Appraisal Period” means any period with respect to the Mortgage Loan, if and for so long as:

(1)	(a) (i) the initial Junior Note Principal Balance minus (ii) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the Junior Note after the date of creation of the Junior Note, (y) any Appraisal Reduction Amount for the Mortgage Loan that is allocated to Junior Note and (z) any losses realized with respect to any Mortgaged Property or the Mortgage Loan that are allocated to the Junior Note plus (iii) any Threshold Event Collateral then held by the Servicer, is less than

(b) twenty-five percent (25%) of the remainder of the (i) initial Junior Note Principal Balance less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the Junior Noteholder on the Junior Note after the date of creation of the Junior Note; or

(2)	any interest in the Junior Note is held by the Mortgage Loan Borrower or a Mortgage Loan Borrower Related Party, or the Mortgage Loan Borrower or Mortgage Loan Borrower Related Party would otherwise be entitled to exercise the rights of the Junior Noteholder as the Controlling Noteholder.

“Controlling Class Representative” shall have the meaning assigned to the term “Directing Certificateholder” in the Servicing Agreement.

“Controlling Noteholder” shall mean as of any date of determination (i) the Junior Noteholder, unless a Control Appraisal Period has occurred and is continuing or (ii) if a Control

Appraisal Period has occurred and is continuing, the Senior Noteholder; provided that, if the Junior Noteholder would be the Controlling Noteholder pursuant to the terms hereof, but any interest in the Junior Note is held by the Mortgage Loan Borrower or a Mortgage Loan Borrower Related Party, or the Mortgage Loan Borrower or Mortgage Loan Borrower Related Party would otherwise be entitled to exercise the rights of the Controlling Noteholder, a Control Appraisal Period shall be deemed to have occurred. If a Control Appraisal Period has occurred and any interest in the Senior Note is held by the Mortgage Loan Borrower or a Mortgage Loan Borrower Related Party, or the Mortgage Loan Borrower or Mortgage Loan Borrower Related Party would otherwise be entitled to exercise the rights of the Senior Note as Controlling Noteholder, the rights of the Controlling Noteholder shall be deemed null and void and no Mortgage Loan Borrower or Mortgage Loan Borrower Related Party shall be entitled to exercise such rights. As of the Closing Date, the Controlling Noteholder will be the Junior Noteholder.

“Controlling Noteholder Representative” shall have the meaning assigned to such term in Section 6(a).

“CREFC® Investor Reporting Package®” shall have the meaning assigned to such term or an analogous term in the Servicing Agreement.

“Cure Period” shall have the meaning assigned to such term in Section 11(a).

“DBRS” shall mean DBRS, Inc., and its successors in interest.

“Default Interest” shall mean either interest on the Mortgage Loan at a rate per annum equal to the Senior Note Default Rate or the Junior Note Default Rate, as applicable.

“Defaulted Loan” shall have the meaning assigned to such term in the Servicing Agreement.

“Defaulted Mortgage Loan Purchase Price” shall mean the sum, without duplication, of (a) the Senior Note Principal Balance, (b) accrued and unpaid interest thereon at the Senior Note Rate, from the date as to which interest was last paid in full by Mortgage Loan Borrower up to and including the end of the interest accrual period relating to the Monthly Payment Date next following the date the purchase occurred, (c) any other amounts due under the Mortgage Loan, other than Prepayment Premiums, default interest, late fees, exit fees and any other similar fees, provided that if the Mortgage Loan Borrower or a Mortgage Loan Borrower Related Party is the purchaser, the Defaulted Mortgage Loan Purchase Price shall include Prepayment Premiums, default interest, late fees, exit fees and any other similar fees, (d) without duplication of amounts under clause (c), any unreimbursed property protection or Servicing Advances and any expenses incurred in enforcing the Mortgage Loan Documents (including, without limitation, Servicing Advances payable or reimbursable to any Servicer, and earned and unreimbursed special servicing fees), (e) without duplication of amounts under clause (c), any accrued and unpaid Advance Interest Amount, (f) if (i) the Mortgage Loan Borrower or a Mortgage Loan Borrower Related Party is the purchaser or (ii) the Mortgage Loan is purchased after ninety (90) days after the first such option becomes exercisable pursuant to Section 12 of this Agreement, any liquidation or workout fees payable under the Servicing Agreement with respect to the Mortgage Loan and (g) any Recovered Costs not reimbursed previously to the

Senior Noteholder pursuant to this Agreement. Notwithstanding the foregoing, if the Junior Noteholder is purchasing from the Mortgage Loan Borrower or a Mortgage Loan Borrower Related Party, the Defaulted Mortgage Loan Purchase Price shall not include the amounts described under clauses (d) through (f) of this definition. If the Mortgage Loan is converted into a REO Property, for purposes of determining the Defaulted Mortgage Loan Purchase Price, interest will be deemed to continue to accrue on the Senior Note at the Senior Note Rate, as if the Mortgage Loan were not so converted. In no event shall the Defaulted Mortgage Loan Purchase Price include amounts due or payable to the Junior Noteholder under this Agreement.

“Defaulted Note Purchase Date” shall have the meaning assigned to such term in Section 12.

“Depositor” shall mean the depositor for the Securitization.

“Event of Default” shall mean, with respect to the Mortgage Loan, an “Event of Default” as defined in the Mortgage Loan Documents.

“Final Recovery Determination” shall have the meaning assigned to such term in the Servicing Agreement.

“Fitch” shall mean Fitch Ratings, Inc., and its successors in interest.

“Initial Agent” shall have the meaning assigned to such term in the preamble to this Agreement.

“Initial Junior Noteholder” shall have the meaning assigned to such term in the preamble to this Agreement.

“Initial Note A-1 Holder” shall have the meaning assigned to such term in the preamble to this Agreement.

“Initial Note A-2 Holder” shall have the meaning assigned to such term in the preamble to this Agreement.

“Initial Noteholders” shall mean, collectively, the Initial Senior Noteholder and the Initial Junior Noteholder.

“Initial Senior Noteholder” shall mean, collectively, the Initial Note A-1 Holder and the Initial Note A-2 Holder.

“Insolvency Proceeding” shall mean any proceeding under Title 11 of the United States Code (11 U.S.C. Sec. 101 et seq.) or any other insolvency, liquidation, reorganization or other similar proceeding concerning the Mortgage Loan Borrower, any action for the dissolution of the Mortgage Loan Borrower, any proceeding (judicial or otherwise) concerning the application of the assets of the Mortgage Loan Borrower for the benefit of its creditors, the appointment of or any proceeding seeking the appointment of a trustee, receiver or other similar custodian for all or any substantial part of the assets of the Mortgage Loan Borrower or any other action concerning the adjustment of the debts of the Mortgage Loan Borrower, the cessation of business by the Mortgage Loan Borrower, except following a sale, transfer or other disposition of all or substantially all of the assets of the Mortgage Loan Borrower in a transaction permitted under the Mortgage Loan Documents; provided, however, that following any such permitted transaction affecting the title to the Mortgaged Property, the Mortgage Loan Borrower for purposes of this Agreement shall be defined to mean the successor owner of the Mortgaged Property from time to time as may be permitted pursuant to the Mortgage Loan Documents; provided, further, however, that for the purposes of this definition, in the event that more than one entity comprises the Mortgage Loan Borrower, the term “Mortgage Loan Borrower” shall collectively refer to any such entity or entities.

“Insurance Proceeds” shall have the meaning assigned to such term or any one or more analogous terms in the Servicing Agreement.

“Intercreditor Agreement” shall have the meaning assigned to such term in the Mortgage Loan Agreement.

“Intervening Trust Vehicle” with respect to any Securitization Vehicle that is a CLO, shall mean a trust vehicle or entity which holds any Note as collateral securing (in whole or in part) any obligation or security held by such Securitization Vehicle as collateral for the CLO.

“Junior Note” shall have the meaning assigned to such term in the recitals.

“Junior Note Default Rate” shall mean a rate per annum equal to the Junior Note Rate plus the Note Default Interest Spread.

“Junior Note Percentage Interest” shall mean a fraction, expressed as a percentage, the numerator of which is the Junior Note Principal Balance and the denominator of which is the sum of the Senior Note Principal Balance and the Junior Note Principal Balance.

“Junior Note Principal Balance” shall mean, at any time of determination, the Initial Junior Note Principal Balance set forth on the Mortgage Loan Schedule, less any payments of principal thereon or reductions in such amount pursuant to Section 3, 4 or 5, as applicable.

“Junior Note Rate” shall mean the Junior Note Rate set forth on the Mortgage Loan Schedule.

“Junior Note Relative Spread” shall mean the ratio of the Junior Note Rate to the Mortgage Loan Rate.

“Junior Noteholder” shall mean the Initial Junior Noteholder, and its successors in interest, or any subsequent holder of the Junior Note.

“KBRA” shall mean Kroll Bond Rating Agency, Inc. and its successors in interest.

“Lender” shall have the meaning assigned to such term in the Mortgage.

“Liquidation Proceeds” shall have the meaning assigned to such term in the Servicing Agreement.

“Major Decisions” shall mean:

(a)         any proposed or actual foreclosure upon or comparable conversion (which may include acquisitions of the related REO Property) of the ownership of properties securing the Mortgage Loan;

(b)         any modification, consent to a modification or waiver of any monetary term (other than Penalty Charges) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted pay-offs but excluding waiver of Penalty Charges) of the Mortgage Loan or any extension of the maturity date of the Mortgage Loan;

(c)          any sale of the Junior Note (if it is a Defaulted Loan) or related REO Property (other than in connection with the termination of the Securitization Trust) for less than the Purchase Price (excluding the amount described in clauses (iv), (v) and (vi) of the definition of “Purchase Price” as defined in the Servicing Agreement);

(d)         any determination to bring the related REO Property into compliance with applicable environmental laws or to otherwise address Hazardous Materials located at the related REO Property;

(e)          any release of collateral or any acceptance of substitute or additional collateral for the Mortgage Loan, or any consent to either of the foregoing, other than if otherwise required pursuant to the specific terms of the Mortgage Loan Documents and for which there is no lender discretion;

(f)          any (i) waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to the Mortgage Loan, (ii) consent to such a waiver, (iii) consent to a transfer of the Mortgaged Property or interests in the Mortgage Loan Borrower or (iv) consent or approval related to the incurrence of additional debt by Mortgage Loan Borrower, in each case other than any such transfer or incurrence of debt as may be effected as-of-right without the consent of the lender under the related loan agreement or related to an immaterial easement, right of way or similar agreement;

(g)         any property management company changes (to the extent the lender is required to consent or approve under the Mortgage Loan Documents);

(h)         releases of any escrow accounts, reserve accounts or letters of credit held as performance or “earn-out” escrows or reserves other than those required pursuant to the specific terms of the Mortgage Loan and for which there is no lender discretion (the determination of whether the conditions precedent to releasing any such escrow accounts, reserve accounts or letters of credit have been satisfied shall not constitute matters of lender discretion for purposes of this paragraph);

(i)           any acceptance of an assumption agreement (or any other agreement permitting transfers of interests in the Mortgage Loan Borrower or any guarantor) releasing a Mortgage Loan Borrower or any guarantor from liability under the Mortgage Loan other than pursuant to the specific terms of such Mortgage Loan and for which there is no lender discretion;

(j)           the determination of the Special Servicer pursuant to clause (iii) or (iv) of the definition of “Servicing Transfer Event” (as defined in the Servicing Agreement);

(k)          following a default or an event of default with respect to the Mortgage Loan, any exercise of a material remedy on a Mortgage Loan or any acceleration of the Mortgage Loan, as the case may be, or initiation of judicial, bankruptcy or similar proceedings under the Mortgage Loan Documents or with respect to the Mortgage Loan Borrower or Mortgaged Property;

(l)           any modification, waiver or amendment of any material term of any intercreditor agreement, co-lender agreement or similar agreement (other than this Agreement) with any mezzanine lender or subordinate debt holder related to the Mortgage Loan;

(m)         any determination of an Acceptable Insurance Default (as defined in the Servicing Agreement);

(n)          any proposed modification or waiver of any material provision in the Mortgage Loan Documents governing the type, nature or amount of insurance coverage required to be obtained and maintained by the Mortgage Loan Borrower;

(o)          the granting of any consents or approvals related to the incurrence of additional debt or mezzanine debt by a direct or indirect parent of the Mortgage Loan Borrower, to the extent the lender’s consent or approval is required under the Mortgage Loan Documents;

(p)          any approval of any casualty insurance settlements or condemnation settlements, and any determination to apply casualty proceeds or condemnation awards to the reduction of the debt rather than to the restoration of the Mortgaged Property, in each case to the extent the lender’s consent or approval is required under the Mortgage Loan Documents;

(q)          the approval of any annual budget or material alteration for the Mortgaged Property (insofar as such approval is required of the lender under the Mortgage Loan Documents); and

(r)           the voting of any claim or on any plan of reorganization, restructuring or similar plan in the bankruptcy of the Mortgage Loan Borrower.

Notwithstanding anything to the contrary contained herein, for so long as the Controlling Noteholder or a Common Control Party thereof holds all or any portion of the Mezzanine Loan (a “Mezzanine Loan Holder”), such Controlling Noteholder shall not have any consent or approval rights with respect to clause (a), clause (b) or clause (k) of this definition; provided, however, nothing in this paragraph shall be deemed to limit any consent rights with respect to REO Property; provided, further, for purposes of the definition of “Common Control Party” as used in this paragraph, a Person holding consent rights over major decisions shall not be deemed to be in Control.

Provided, however that during the occurrence and continuance of a Control Appraisal Period, “Major Decision” shall have the meaning given to such term in the Servicing Agreement.

“Managerial Control” means, as to any Person, the power, directly or indirectly, to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Master Servicer” shall have the meaning assigned to such term in the Servicing Agreement.

“Master Servicer Remittance Date” shall mean the “Master Servicer Remittance Date” (or analogous term) as defined in the Servicing Agreement.

“Mezzanine Lender” shall have the meaning assigned to such term in the Mortgage Loan Agreement.

“Mezzanine Loan” shall have the meaning assigned to such term in the Mortgage Loan Agreement.

“Mezzanine Loan Holder” shall have the meaning set forth in the definition of “Major Decisions”.

“Minimum Financial Criteria” shall, with respect to any Person, be deemed satisfied for so long as said Person shall maintain a net worth of not less than $100,000,000 and a liquidity of not less than $10,000,000 (in each case, including uncalled irrevocable capital commitments that are available to be called by such Person as cash capital contributions to such Person and which shall not be subject to any pledge upon being called), at any time and from time to time, and said net worth shall exclude any equity attributable to the Mortgaged Property.

“Model PSA” shall mean the February 5, 2017, draft of the pooling and servicing agreement for the BBCMS Commercial Mortgage Trust 2017-C1 transaction, among Barclays Commercial Mortgage Securities LLC, as depositor, Wells Fargo Bank, National Association, as master servicer, Rialto Capital Advisors, LLC, as special servicer, Wells Fargo Bank, National Association, as certificate administrator, Wilmington Trust, National Association, as trustee, and Park Bridge Lender Services LLC, as operating advisor and as asset representations reviewer, a copy of which is attached hereto as Exhibit D.

“Monetary Default” shall have the meaning assigned to such term in Section 11(a).

“Monetary Default Notice” shall have the meaning assigned to such term in Section 11(a).

“Monthly Payment” shall have the meaning assigned to such term in the Servicing Agreement.

“Monthly Payment Date” shall mean the “Monthly Payment Date” (as defined in the Mortgage Loan Agreement).

“Moody’s” shall mean Moody’s Investors Service, Inc., and its successors in interest.

“Morningstar” shall mean Morningstar Credit Ratings, LLC, and its successors in interest.

“Mortgage” shall have the meaning assigned to such term in the recitals.

“Mortgage Loan” shall have the meaning assigned to such term in the recitals.

“Mortgage Loan Agreement” shall mean the Loan Agreement, dated as of January 11, 2017, between the Mortgage Loan Borrower and Original Lender, as amended by that certain First Amendment to Loan Agreement and Other Loan Documents, dated as of February 6, 2017, between the Mortgage Loan Borrower and Original Lender, as the same may be further amended, restated, renewed, extended, modified or supplemented from time to time, subject to the terms hereof.

“Mortgage Loan Borrower” shall have the meaning assigned to such term in the recitals.

“Mortgage Loan Borrower Related Party” shall have the meaning assigned to such term in Section 18.

“Mortgage Loan Documents” shall mean, with respect to the Mortgage Loan, the Mortgage Loan Agreement, the Mortgage, the Note(s) and all other documents now or hereafter evidencing and securing the Mortgage Loan.

“Mortgage Loan Rate” shall mean, as of any date of determination, the weighted average of the Senior Note Rate and the Junior Note Rate.

“Mortgage Loan Schedule” shall mean the Schedule attached hereto as Exhibit A.

“Mortgaged Property” shall have the meaning assigned to such term in the recitals.

“Net Junior Note Rate” shall mean the Junior Note Rate minus the Servicing Fee Rate.

“Net Senior Note Rate” shall mean the Senior Note Rate minus the Servicing Fee Rate.

“Non-Exempt Person” shall mean any Person other than a Person who is either (i) a U.S. Person or (ii) has on file with the Agent for the relevant year such duly-executed form(s) or statement(s) which may, from time to time, be prescribed by law and which, pursuant to applicable provisions of (A) any income tax treaty between the United States and the country of residence of such Person, (B) the Code or (C) any applicable rules or regulations in effect under clauses (A) or (B) above, permit the Senior Noteholder to make such payments free of any obligation or liability for withholding.

“Non-Monetary Default” shall have the meaning assigned to such term in Section 11(d).

“Non-Monetary Default Cure Period” shall have the meaning assigned to such term in Section 11(d).

“Non-Monetary Default Notice” shall have the meaning assigned to such term in Section 11(d).

“Nonrecoverable Servicing Advance” shall have the meaning assigned to such term (or equivalent term) in the Servicing Agreement.

“Note” shall mean either of the Senior Note and the Junior Note, as applicable.

“Note A-1” shall have the meaning assigned to such term in the recitals.

“Note A-1 Percentage Interest” shall mean a fraction, expressed as a percentage, the numerator of which is the Note A-1 Principal Balance and the denominator of which is the sum of the Senior Note Principal Balance and the Junior Note Principal Balance.

“Note A-1 Principal Balance” shall mean, with respect to the Mortgage Loan, at any time of determination, the Initial Note A-1 Principal Balance set forth on the Mortgage Loan Schedule, less any payments of principal thereon received by the Note A-1 Holder or reductions in such amount pursuant to Sections 3, 4 or 5, as applicable.

“Note A-2” shall have the meaning assigned to such term in the recitals.

“Note A-2 Percentage Interest” shall mean a fraction, expressed as a percentage, the numerator of which is the Note A-2 Principal Balance and the denominator of which is the sum of the Senior Note Principal Balance and the Junior Note Principal Balance.

“Note A-2 Principal Balance” shall mean, with respect to the Mortgage Loan, at any time of determination, the Initial Note A-2 Principal Balance set forth on the Mortgage Loan Schedule, less any payments of principal thereon received by the Note A-2 Holder or reductions in such amount pursuant to Sections 3, 4 or 5, as applicable.

“Note Default Interest Spread” shall mean a rate per annum equal to the lesser of (i) the maximum rate permitted by applicable law, or (ii) four percent (4%).

“Note Pledgee” shall have the meaning assigned to such term in Section 19(e).

“Note Rate” shall mean either of the Senior Note Rate and the Junior Note Rate, as applicable.

“Note Register” shall have the meaning assigned to such term in Section 21.

“Noteholder” shall mean either of the Senior Noteholder and the Junior Noteholder, as applicable.

“Noteholder Purchase Notice” has the meaning assigned to such term in Section 12.

“Operating Advisor” shall have the meaning assigned to such term in the Servicing Agreement.

“Original Lender” shall mean Barclays Bank PLC.

“P&I Advance” shall mean an advance made by a party to the Servicing Agreement in respect of a delinquent monthly debt service payment on the Securitization Note.

“Percentage Interest” shall mean, with respect to the Senior Noteholder, the Senior Note Percentage Interest and with respect to the Junior Noteholder, the Junior Note Percentage Interest, as each may be adjusted from time to time.

“Permitted Fund Manager” shall mean any Person that on the date of determination is (i) one of the entities on Exhibit C attached hereto and made a part hereof or any other nationally-recognized manager of investment funds investing in debt or equity interests relating to commercial real estate, (ii) investing through a fund with committed capital of at least $200,000,000.00 and (iii) not subject to a proceeding relating to the bankruptcy, insolvency, reorganization or relief of debtors.

“Person” shall have the meaning assigned to such term in the Servicing Agreement.

“Pledge” shall have the meaning assigned to such term in Section 19(e).

“Prepayment Premium” shall mean, with respect to the Mortgage Loan, any prepayment premium, spread maintenance premium, yield maintenance premium or similar fee required to be paid in connection with a prepayment of the Mortgage Loan pursuant to the Mortgage Loan Documents, including any exit fee.

“Principal Balance” shall mean either the Senior Note Principal Balance or the Junior Note Principal Balance, as applicable.

“Prohibited Person” means any Person:

(a)          listed in the annex to, or who is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”);

(b)          that is owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(c)          with whom a Person is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering law, including the Executive Order;

(d)          who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order;

(e)          that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website or at any replacement website or other replacement official publication of such list; or

(f)           who is an Affiliate of any Person listed in clauses (a) through (e) above.

“Qualified Institutional Lender” shall mean each of the Initial Noteholders and any other U.S. Person that is:

(a)          (i) an entity Controlled by, under common Control with or Controlling any of the Initial Senior Noteholder or the Initial Junior Noteholder or (ii) (x) Square Mile Capital Management LLC, (y) USAA Real Estate Company, or (z) Core Credit Partners II LLC, for so long as it shall satisfy the Minimum Financial Criteria and shall be under Managerial Control of either USAA Real Estate Company or Square Mile Capital Management LLC or their respective Affiliates, or

(b)          one or more of the following:

(i)         an insurance company, bank, savings and loan association, investment bank, trust company, commercial credit corporation, pension plan, pension fund, pension fund advisory firm, mutual fund, real estate investment trust, governmental entity or plan, or

(ii)        an investment company, money management firm or a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, or an “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act of 1933, as amended, or

(iii)       a Qualified Trustee (or in the case of a CLO, a single purpose bankruptcy remote entity which contemporaneously assigns or pledges its Note,

or a participation interest therein (or any portion thereof) to a Qualified Trustee) in connection with (a) a securitization of, (b) the creation of collateralized loan obligations (“CLO”) secured by, or (c) a financing through an “owner trust” of, any or all of a Note (any of the foregoing, a “Securitization Vehicle”), provided that (1) one or more classes of securities issued by such Securitization Vehicle is initially rated at least investment grade by each of the Rating Agencies which assigned a rating to one or more classes of securities issued in connection with such securitization; (2) the special servicer of such Securitization Vehicle has a Required Special Servicer Rating (such entity, an “Approved Servicer”) and such Approved Servicer is required to service and administer such Note in accordance with servicing arrangements for the assets held by the Securitization Vehicle which require that such Approved Servicer act in accordance with a servicing standard notwithstanding any contrary direction or instruction from any other Person; or (3) in the case of a Securitization Vehicle that is a CLO, the CLO Asset Manager and, if applicable, each Intervening Trust Vehicle that is not administered and managed by a CLO Asset Manager which is a Qualified Institutional Lender, are each a Qualified Institutional Lender under clauses (b)(i), (b)(ii), (b)(iii), (b)(iv) or (b)(v) of this definition, or

(iv)       an investment fund, limited liability company, limited partnership or general partnership having capital and/or capital commitments of at least $250,000,000, in which (A) the Senior Noteholder or the Junior Noteholder, as applicable, (B) a person that is otherwise a Qualified Institutional Lender under clause (b)(i), (b)(ii) or (b)(v) (with respect to an institution substantially similar to the entities referred to in clause (b)(i) or (b)(ii) above), or (C) a Permitted Fund Manager, acts as a general partner, managing member, or the fund manager responsible for the day-to-day management and operation of such investment vehicle and provided that at least fifty-one percent (51%) of the equity interests in such investment vehicle are owned, directly or indirectly, by one or more entities that are otherwise Qualified Institutional Lenders (without regard to the capital surplus/equity and total asset requirements set forth below in the definition), or

(v)        an institution substantially similar to any of the foregoing, and in the case of any entity referred to in clause (b)(i), (b)(ii), (b)(iii)(a), (b)(iv)(B) or (b)(v) of this definition, (x) such entity has at least $200,000,000 in capital/statutory surplus or shareholders’ equity (except with respect to a pension advisory firm or similar fiduciary) and at least $500,000,000 in total assets (in name or under management), and (y) is regularly engaged in the business of making or owning commercial real estate loans (or interests therein) similar to the Mortgage Loan or mezzanine loans with respect to commercial real estate or owning or operating commercial real estate properties; provided that, in the case of the entity described in clause (b)(iv)(B) above, the requirements of this clause (y) may be satisfied by a general partner, managing member, or the fund manager responsible for the day-to-day management and operation of such entity, or

(c)          any entity Controlled by any of the entities described in clause (b) above or approved by the Rating Agencies hereunder as a Qualified Institutional Lender for purposes of this Agreement.

Notwithstanding the foregoing, in no event shall any of the Persons listed in clauses (a) through (c) above be deemed Qualified Institutional Lenders to the extent that such Person (I) is a Prohibited Person, (II) itself has been and/or any other Person owned or controlled by such Person or affiliated with such Person has been, within the ten (10) years preceding the date of determination, the subject of any case, proceeding or other action by or against such Person under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors, or (III) is controlled by and/or owned in any material respect by any Person(s) which have ever convicted of a felony.

“Qualified Trustee” means (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal or state authority, (ii) an institution insured by the Federal Deposit Insurance Corporation or (iii) an institution whose long-term senior unsecured debt is rated either of the then in effect top two rating categories of each of the applicable Rating Agencies.

“Rating Agencies” shall mean DBRS, Fitch, KBRA, Moody’s, Morningstar and S&P and their respective successors in interest or, if any of such entities shall for any reason no longer perform the functions of a securities rating agency, any other nationally recognized statistical rating agency reasonably designated by the Depositor to rate the securities issued in connection with the Securitization of the Senior Note; provided, however, that, at any time during which the Senior Note is an asset of the Securitization, “Rating Agencies” or “Rating Agency” shall mean only those rating agencies that are engaged by the Depositor from time to time to rate the securities issued in connection with the Securitization of the Senior Note.

“Rating Agency Confirmation” shall have the meaning given thereto or any analogous term in the Servicing Agreement including any deemed or waived Rating Agency Confirmation.

“Recovered Costs” shall mean any amounts referred to in clauses (d) and/or (e) of the definition of “Defaulted Mortgage Loan Purchase Price” that, at the time of determination, had been previously paid or reimbursed to any Servicer from sources other than collections on or in respect of the Mortgage Loan or the Mortgaged Property (including, without limitation, from collections on or in respect of loans other than the Mortgage Loan).

“Redirection Notice” shall have the meaning assigned to such term in Section 19(e).

“Regulation AB” shall mean Subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§ 229.1100 - 229.1125, as such rules may be amended and are in effect from time to time, but only to the extent compliance is required as of the applicable date of determination, and subject to such clarification and interpretation as have been provided by the SEC or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

“REMIC” shall mean a real estate mortgage investment conduit within the meaning of Section 860D(a) of the Code.

“REMIC Provisions” shall mean provisions of the federal income tax law relating to real estate mortgage investment conduits, which appear at Sections 860A through 860G of subchapter M of Chapter 1 of the Code, and related provisions, and regulations (including any applicable proposed regulations) and rulings promulgated thereunder, as the foregoing may be in effect from time to time.

“REO Property” shall have the meaning assigned to such term in the Servicing Agreement.

“Required Special Servicer Rating” shall mean with respect to a special servicer (i) in the case of Fitch, a rating of “CSS3”, (ii) in the case of S&P, such special servicer is on S&P’s Select Servicer List as a U.S. Commercial Mortgage Special Servicer, (iii) in the case of Moody’s, within the twelve (12) month period prior to the date of determination, such special servicer has acted as a transaction-level special servicer for one or more loans included in a commercial mortgage loan securitization that was rated by Moody’s and Moody’s has not downgraded or withdrawn the then-current rating on any class of commercial mortgage securities or placed any class of commercial mortgage securities on watch citing the continuation of such special servicer as special servicer of such commercial mortgage loans, (iv) in the case of Morningstar, either (a) the applicable replacement has a special servicer ranking of at least “MOR CS3” by Morningstar (if ranked by Morningstar) or (b) if not ranked by Morningstar, is currently acting as a special servicer on a deal or transaction-level basis for all or a significant portion of the related mortgage loans in other CMBS transactions rated by any of S&P, Moody’s, Fitch, DBRS or KBRA and the trustee does not have actual knowledge that Morningstar has, and the replacement special servicer certifies that Morningstar has not, with respect to any such other CMBS transaction, qualified, downgraded or withdrawn its rating or ratings on one or more classes of such CMBS transaction citing servicing concerns of the applicable replacement as the sole or material factor in such rating action, (v) in the case of KBRA has not cited servicing concerns of such special servicer as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a transaction serviced by such special servicer prior to the time of determination and (vi) in the case of DBRS, such special servicer is currently acting as special servicer for one or more loans included in a commercial mortgage loan securitization that is rated by DBRS, and DBRS has not downgraded or withdrawn the then current rating on any class of commercial mortgage securities or placed any class of commercial mortgage securities on watch citing the continuation of such special servicer as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a transaction serviced by such special servicer prior to the time of determination.

“S&P” shall mean S&P Global Ratings and its successors in interest.

“SEC” shall mean the Securities and Exchange Commission.

“Securitization” shall mean the first sale by the Senior Noteholder of all or a portion of the Senior Note to a depositor, who will in turn include such portion of such Note as part of a securitization of one or more mortgage loans.

“Securitization Date” shall mean the effective date on which the first Securitization of the Senior Note or portion thereof is consummated.

“Securitization Trust” shall mean a trust formed pursuant to a Securitization pursuant to which the Senior Note is held.

“Senior Note” shall mean, individually or collectively, as the context may require, Note A-1 and Note A-2.

“Senior Note Default Rate” shall mean a rate per annum equal to the Senior Note Rate plus the Note Default Interest Spread.

“Senior Note Percentage Interest” shall mean a fraction, expressed as a percentage, the numerator of which is the Senior Note Principal Balance and the denominator of which is the sum of the Senior Note Principal Balance and the Junior Note Principal Balance.

“Senior Note Principal Balance” shall mean the sum of the Note A-1 Principal Balance and the Note A-2 Principal Balance.

“Senior Note Rate” shall mean the Senior Note Rate set forth on the Mortgage Loan Schedule.

“Senior Note Relative Spread” shall mean the ratio of the Senior Note Rate to the Mortgage Loan Rate.

“Senior Noteholder” shall mean, individually or collectively, as the context may require, the Note A-1 Holder and the Note A-2 Holder.

“Sequential Pay Event” shall mean any Event of Default with respect to an obligation to pay money due under the Mortgage Loan, any other Event of Default for which the Mortgage Loan is actually accelerated or any other Event of Default which causes the Mortgage Loan to become a Specially Serviced Mortgage Loan, or any bankruptcy or insolvency event that constitutes an Event of Default; provided, however, that unless the Servicer under the Servicing Agreement has notice or knowledge of such event at least ten (10) Business Days prior to the applicable distribution date, distributions will be made sequentially beginning on the subsequent distribution date; provided, further, that the aforementioned requirement of notice or knowledge will not apply in the case of distribution of the final proceeds of a liquidation or final disposition of the Mortgage Loan. A Sequential Pay Event shall no longer exist if (1) it has been cured, or (2) any Note B Holder is exercising its cure rights under Section 11.

“Servicer” shall mean the Master Servicer or the Special Servicer, as the context may require.

“Servicer Termination Event” shall have the meaning assigned to such term in the Servicing Agreement or at any time that the Mortgage Loan is no longer subject to the provisions of the Servicing Agreement, any analogous concept under the servicing agreement pursuant to which the Mortgage Loan is being serviced in accordance with the terms of this Agreement.

“Servicing Advance” shall have the meaning given thereto in the Servicing Agreement.

“Servicing Agreement” shall mean a pooling and servicing agreement for the Securitization which shall be substantially in the form of the Model PSA (provided that such agreement (to the extent that it differs from the Model PSA) shall not adversely affect the rights or obligations hereunder of the Junior Noteholder (other than to an immaterial extent)); provided it is acknowledged that such agreement is subject, after consultation with the Junior Noteholder, in all respects to changes (i) required by the Code relating to the tax elections of the related Securitization Trust, (ii) required by law or changes in any law, rule or regulation and (iii) requested by the Rating Agencies or any purchaser of subordinate certificates. Until such time as the Servicing Agreement is entered into, the Senior Noteholder shall cause the Mortgage Loan to be serviced by Wells Fargo Bank, National Association in accordance with this Agreement and the customary and usual servicing practices of originators of commercial mortgage loans intended to be securitized, and in all events, subject to the Servicing Standard. The Servicing Fee Rate prior to the time a Servicing Agreement is entered into shall be .005% per annum, paid monthly based on the outstanding principal balance of the Notes and calculated on the same basis as interest is accrued on the Mortgage Loan; provided that the Servicing Fee Rate applicable to Junior Note shall be 0.01% prior to the time a Servicing Agreement is entered into. Notwithstanding the foregoing, in no event may the Servicing Agreement, without the consent of the Junior Noteholder (such consent not to be unreasonably withheld, conditioned or delayed), (i) diminish or impair the Junior Noteholder rights hereunder in any material respect, (ii) change the interest allocable to, or the amount of any payments due to, the Junior Noteholder or increase the Junior Noteholder’s obligations in any material respect or decrease Junior Noteholder’s rights, remedies or protections hereunder in any material respect or (iii) impose a Servicing Fee Rate applicable to Junior Note greater than three basis points per annum.

“Servicing Fee Rate” shall have the meaning assigned to such term in the Servicing Agreement.

“Servicing Standard” shall have the meaning assigned to such term in the Servicing Agreement.

“Servicing Transfer Event” shall have the meaning assigned to such term in the Servicing Agreement.

“Special Servicer” shall have the meaning assigned to such term in the Servicing Agreement.

“Specially Serviced Mortgage Loan” shall have the meaning assigned to the term “Specially Serviced Loan” or such other analogous term used in the Servicing Agreement.

“Subsequent Securitization” shall mean one or more sales (other than the first sale) by the Senior Noteholder of all or a portion of the Senior Note to a depositor, who will in turn include such portion of such Note as part of a securitization of one or more mortgage loans.

“Taxes” shall mean any income or other taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature, now or hereafter imposed by any jurisdiction or by any department, agency, state or other political subdivision thereof or therein.

“Threshold Event Collateral” shall have the meaning assigned to such term in Section 5(h).

“Threshold Event Cure” shall have the meaning assigned to such term in Section 5(h).

“Transfer” shall mean any sale, assignment, transfer, pledge, syndication, participation, hypothecation, contribution, encumbrance or other disposition (either (i) directly or (ii) indirectly through entering into a derivatives contract or any other similar agreement, excluding a repo financing or a Pledge in accordance with Section 19(e)).

“Trustee” shall mean the bank or trust company as may be selected by the Depositor and approved by the Rating Agencies to act as trustee or certificate administrator, as applicable, for the Securitization.

“U.S. Person” shall mean a citizen or resident of the United States, a corporation or partnership (except to the extent provided in applicable Treasury Regulations) created or organized in or under the laws of the United States, any State thereof or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, or an estate whose income is subject to United States federal income tax regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable Treasury Regulations, a trust in existence on August 20, 1996, that is eligible to elect to be treated as a U.S. Person).

“Workout” shall mean any written modification, waiver, amendment, restructuring or workout of the Mortgage Loan or the Note entered into with the Mortgage Loan Borrower in accordance with the Servicing Agreement.

Section 2.           Servicing.

(a)   Each Noteholder acknowledges and agrees that, as further provided in Section 5 of this this Agreement, the Mortgage Loan shall be serviced pursuant to the Servicing Agreement. The Junior Noteholder acknowledges that each Senior Noteholder may elect, in its sole discretion, to include its Senior Note in one or more Securitizations or Subsequent Securitizations and agrees that it will, subject to Section 24, reasonably cooperate with each Senior Noteholder, at such Senior Noteholder’s expense, to effect such Securitization and any Subsequent Securitization. Subject to the terms and conditions of this Agreement, each Noteholder hereby irrevocably and unconditionally consents to the appointment of the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the

Certificate Administrator and the Trustee under the Servicing Agreement by the Depositor and agrees to reasonably cooperate with the Master Servicer and the Special Servicer with respect to the servicing of the Mortgage Loan in accordance with this Agreement and the Servicing Agreement. In no event shall the Servicing Agreement require the Servicer to enforce the rights of any Noteholder against another Noteholder or limit the Servicer in enforcing the rights of one Noteholder against the other Noteholder; however, this statement shall not be construed to otherwise limit the rights of one Noteholder with respect to the other Noteholder. Each Servicer shall be required pursuant to the Servicing Agreement to service the Mortgage Loan in accordance with the Servicing Standard, the terms of the Mortgage Loan Documents, the Servicing Agreement and applicable law, and shall not take any action or refrain from taking any action or follow any direction inconsistent with the foregoing.

At any time that the Mortgage Loan is no longer subject to the provisions of the Servicing Agreement, the Noteholders agree to cause the Mortgage Loan to be serviced by one or more servicers, each of which has been agreed upon by the Senior Noteholder and Junior Noteholder, pursuant to a servicing agreement that has servicing terms substantially similar to the Servicing Agreement and all references herein to the “Servicing Agreement” shall mean such subsequent servicing agreement; provided, further, however, that until a replacement servicing agreement has been entered into, the Senior Noteholder shall cause the Mortgage Loan to be serviced pursuant to the provisions of the Servicing Agreement as if such agreement was still in full force and effect with respect to the Mortgage Loan, by the Servicer set forth in the Servicing Agreement or by any Person appointed by the Senior Noteholder that is a qualified servicer meeting the requirements of the Servicing Agreement.

(b)   The Master Servicer shall be the master servicer on the Mortgage Loan, and from time to time it (or the Trustee, to the extent provided in the Servicing Agreement) (i) shall be required to make Servicing Advances with respect to the Mortgage Loan, subject to the terms of the Servicing Agreement and this Agreement, and (ii) may be required to make P&I Advances on the Senior Note, if and to the extent provided in the Servicing Agreement and this Agreement. The Master Servicer, the Special Servicer and the Trustee, as applicable, shall be entitled to reimbursement for a Servicing Advance, first from funds on deposit in the Collection Account or Companion Distribution Account for the Mortgage Loan that (in any case) represent amounts received on or in respect of the Mortgage Loan, and then, in the case of Nonrecoverable Servicing Advances, if such funds on deposit in the Collection Account or Companion Distribution Account with respect to the Mortgage Loan are insufficient, from general collections of the Securitization as provided in the Servicing Agreement. The Master Servicer, the Special Servicer and the Trustee, as applicable, will be entitled to reimbursement for Advance Interest Amounts on a Servicing Advance or a Nonrecoverable Servicing Advance, in the manner and from the sources provided in the Servicing Agreement, including from general collections of the Securitization.

(c)          In no event shall the Junior Noteholder be entitled to exercise any rights of the “directing holder” consulting class or any analogous class or holder under the Servicing Agreement except to the extent the Junior Noteholder is given such rights expressly under the terms of this Agreement or the Servicing Agreement in its capacity as the Controlling Noteholder.

(d)         Notwithstanding anything to the contrary contained herein, if the Junior Noteholder is the Controlling Noteholder, no Senior Note shall be sold for less than par without the written consent of the Junior Noteholder unless the Special Servicer has delivered to the Junior Noteholder: (i) at least fifteen (15) Business Days prior written notice of any decision to attempt to sell the Senior Note (provided that the Junior Noteholder shall be notified of any decision to attempt to sell the Senior Note contemporaneously with any such notification to any potential third party purchaser even if such notification occurs prior to such fifteen (15) Business Day Period), (ii) at least ten (10) days prior to the proposed sale date (but in any event no more than three (3) Business Days after receipt thereof by Special Servicer), a copy of each bid package (together with any amendments to such bid package) received by the Special Servicer in connection with any such proposed sale, (iii) at least ten (10) days prior to the proposed sale date, a copy of the most recent Appraisal for the Mortgage Loan, and any documents in the Servicer’s Mortgage File (as defined in the Servicing Agreement) requested by the Junior Noteholder, and (iv) until the sale is completed, a reasonable period of time (but not less time than is afforded to the other offerors and the related Controlling Class Representative) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Master Servicer or the Special Servicer in connection with the proposed sale; provided, that the Junior Noteholder may waive any of the delivery or timing requirements set forth in this sentence. Subject to the foregoing, the Junior Noteholder shall be permitted to submit an offer at any sale of the Mortgage Loan unless such Person is a Mortgage Loan Borrower or an agent or Affiliate of the Mortgage Loan Borrower.

(e)          Intentionally omitted.

(f)          The Servicing Agreement shall, unless otherwise agreed to by the Controlling Noteholder, contain (i) servicing and reporting provisions (including the Asset Status Report for all Major Decisions) substantially similar in all material respects to the servicing and reporting provisions of the Model PSA, (ii) provisions providing the Controlling Noteholder the same rights with respect to Asset Status Reports that are afforded the Controlling Class Representative and (iii) a Servicing Standard substantially similar in all material respects to the servicing standard in the Model PSA. In no event may the Servicing Agreement change the interest allocable to, or the amount of any payments due to, the Controlling Noteholder or increase the Controlling Noteholder’s obligations (other than to an immaterial extent) or decrease the Controlling Noteholder’s rights, remedies or protections hereunder (other than to an immaterial extent). The Servicing Agreement shall require the Master Servicer and Special Servicer to service the Mortgage Loan in accordance with the terms of this Agreement, including the rights of the Junior Noteholder hereunder.

(g)   The Servicing Agreement shall contain provisions to the effect that:

(i)          if a Servicer Termination Event under the Servicing Agreement has occurred with respect to the Master Servicer under the Servicing Agreement that affects a Noteholder or any class of commercial mortgage securities backed by a Note or a participation interest in a Note, and the Master Servicer is not otherwise terminated under the Servicing Agreement, then the Junior Noteholder or its designees (if the Junior Noteholder is the Controlling Noteholder) shall be entitled to direct the Trustee to appoint a sub-servicer solely with respect to the Mortgage Loan;

(ii)         any payments received on the Mortgage Loan to be distributed pursuant to Section 3 or Section 4 hereof shall be paid by the Master Servicer to each of the other Noteholders on the applicable Master Servicer Remittance Date;

(iii)        the Certificate Administrator shall make available via its internet website initially located at www.ctslink.com to the other Noteholders all reports that the Certificate Administrator has made available to Certificateholders under the Servicing Agreement to the extent such reports relate to the related Note and upon the submission of an Investor Certification pursuant to the Servicing Agreement;

(iv)         the Servicing Agreement shall provide that Default Interest and late payment charges otherwise allocable to the Junior Note shall not be payable to the Servicer or Trustee as compensation;

(v)          each Noteholder is an intended third party beneficiary in respect of the rights afforded it under the Servicing Agreement and may directly enforce such rights; and

(vi)         the Servicing Agreement may not be amended without the consent of the Junior Noteholder if such amendment would adversely affect its rights thereunder (other than to an immaterial extent).

(h)   It is expressly understood and agreed that the Servicing Agreement shall not (A) allocate to Junior Noteholder any negative impact from other assets serviced pursuant to the Servicing Agreement or from the failure of the trust created pursuant to the Servicing Agreement to qualify as a REMIC and (B) impose upon Junior Noteholder any “additional trust fund expenses” or other expenses with respect to any other mortgage loan included in the trust administered by the Trustee (including, without limitation, expenses for the administration or preservation of the trust as a REMIC).

Section 3.           Subordination of Junior Note; Payments Prior to a Sequential Pay Event. The Junior Note and the right of the Junior Noteholder to receive payments of interest, principal and other amounts with respect to such Junior Note shall at all times be junior, subject and subordinate to the Senior Note and the right of the Senior Noteholder to receive payments of interest, principal and other amounts with respect to the Senior Note as set forth herein. If no Sequential Pay Event, as determined by the applicable Servicer, shall have occurred and be continuing, all amounts tendered by the Mortgage Loan Borrower or otherwise available for payment on or with respect to or in connection with the Mortgage Loan or the Mortgaged Property or amounts realized as proceeds thereof, whether received in the form of Monthly Payments, the Balloon Payment, Liquidation Proceeds, proceeds under any guaranty, letter of credit or other collateral or instrument securing the Mortgage Loan, but excluding (x) all amounts for required reserves or escrows required by the Mortgage Loan Documents (to the extent, in accordance with the terms of the Mortgage Loan Documents) to be held as reserves or escrows or received as reimbursements on account of recoveries in respect of Advances then due and payable or reimbursable to the Servicer under the Servicing Agreement, (y) all amounts that are then due, payable or reimbursable to any Servicer, Operating Advisor, Asset Representations Reviewer, Certificate Administrator or Trustee with respect to the Mortgage Loan pursuant to the

Servicing Agreement and (z) Insurance Proceeds or Condemnation Proceeds (which shall be applied pursuant to Section 4 below), shall be applied by the Senior Noteholder (or its designee) and distributed by the Servicer for payment in the following order of priority without duplication (and payments shall be made at such times as are set forth in the Servicing Agreement):

(a)    first, pari passu (i) to the Note A-1 Holder in an amount equal to the accrued and unpaid interest on the Note A-1 Principal Balance at the Net Senior Note Rate and (ii) to the Note A-2 Holder in an amount equal to the accrued and unpaid interest on the Note A-2 Principal Balance at the Net Senior Note Rate;

(b)   second, pari passu (i) to the Note A-1 Holder in an amount equal to the Note A-1 Percentage Interest of principal payments received, if any, with respect to such Monthly Payment Date with respect to the Mortgage Loan, until the Note A-1 Principal Balance has been reduced to zero and (ii) to the Note A-2 Holder in an amount equal to the Note A-2 Percentage Interest of principal payments received, if any, with respect to such Monthly Payment Date with respect to the Mortgage Loan, until the Note A-2 Principal Balance has been reduced to zero;

(c)   third, pari passu (i) to the Note A-1 Holder up to the amount of any unreimbursed costs and expenses paid by the Note A-1 Holder including any Recovered Costs not previously reimbursed to the Note A-1 Holder (or paid or advanced by any Servicer on its behalf and not previously paid or reimbursed) with respect to the Mortgage Loan pursuant to this Agreement or the Servicing Agreement and (ii) to the Note A-2 Holder up to the amount of any unreimbursed costs and expenses paid by the Note A-2 Holder including any Recovered Costs not previously reimbursed to the Note A-2 Holder (or paid or advanced by any Servicer on its behalf and not previously paid or reimbursed) with respect to the Mortgage Loan pursuant to this Agreement or the Servicing Agreement;

(d)   fourth, pari passu (i) to the Note A-1 Holder in an amount equal to the product of the Note A-1 Percentage Interest multiplied by the Senior Note Relative Spread and any Prepayment Premium to the extent paid by the Mortgage Loan Borrower and (ii) to the Note A-2 Holder in an amount equal to the product of the Note A-2 Percentage Interest multiplied by the Senior Note Relative Spread and any Prepayment Premium to the extent paid by the Mortgage Loan Borrower;

(e)    fifth, if the proceeds of any foreclosure sale or any liquidation of a Mortgage Loan or Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (a)-(d) and, as a result of a Workout the Principal Balance of the Senior Note has been reduced, such excess amount shall be paid to the Senior Noteholder in an amount up to the reduction, if any, of the Senior Note Principal Balance as a result of such Workout, plus interest on such amount at the related Senior Note Rate;

(f)    sixth, to the Junior Noteholder in an amount equal to the accrued and unpaid interest on the Junior Note Principal Balance at the Net Junior Note Rate;

(g)   seventh, to the Junior Noteholder in an amount equal to the Junior Note Percentage Interest of principal payments received, if any, with respect to such Monthly Payment

Date with respect to the Mortgage Loan, until the Junior Note Principal Balance has been reduced to zero;

(h)    eighth, to the Junior Noteholder in an amount equal to the product of the Junior Note Percentage Interest multiplied by the Junior Note Relative Spread and any Prepayment Premium to the extent paid by the Mortgage Loan Borrower;

(i)     ninth, to the extent the Junior Noteholder has made any payments or advances to cure defaults pursuant to Section 11, to reimburse the Junior Noteholder for all such cure payments;

(j)     tenth, if the proceeds of any foreclosure sale or any liquidation of a Mortgage Loan or Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (a)-(i) and, as a result of a Workout the Principal Balance of the Junior Note has been reduced, such excess amount shall be paid to the Junior Noteholder in an amount up to the reduction, if any, of the Junior Note Principal Balance as a result of such Workout, plus interest on such amount at the related Junior Note Rate;

(k)   eleventh, to the extent assumption or transfer fees actually paid by the Mortgage Loan Borrower are not required to be otherwise applied under the Servicing Agreement, including, without limitation, to provide reimbursement for interest on any Advances, to pay any Additional Servicing Expenses or to compensate a Servicer (in each case provided that such reimbursements or payments relate to the Mortgage Loan), any such assumption or transfer fees, to the extent actually paid by the Mortgage Loan Borrower, shall be paid to the Note A-1 Holder, the Note A-2 Holder and the Junior Noteholder, pro rata, based on their respective Percentage Interests; and

(l)     twelfth, if any excess amount, including Default Interest and late payment charges to the extent that such Default Interest and late payment charges are not required to be paid to Servicer in accordance with the Servicing Agreement, is available to be distributed in respect of the Mortgage Loan, and not otherwise applied in accordance with the foregoing clauses (a)-(k), any remaining amount shall be paid pro rata to the Note A-1 Holder, the Note A-2 Holder and the Junior Noteholder in accordance with their respective initial Percentage Interests.

Section 4.           Payments Following a Sequential Pay Event. Payments of interest and principal shall be made to the Noteholders in accordance with Section 3 of this Agreement; provided, if a Sequential Pay Event, as determined by the applicable Servicer in accordance with this Agreement and the Servicing Agreement, shall have occurred and be continuing, all amounts tendered by the Mortgage Loan Borrower or otherwise available for payment on or with respect to or in connection with the Mortgage Loan or the Mortgaged Property or amounts realized as proceeds thereof (including without limitation amounts received by the Master Servicer or Special Servicer pursuant to the Servicing Agreement as reimbursements on account of recoveries in respect of Advances), whether received in the form of Monthly Payments, any proceeds from the sale or distribution of any REO Property, the Balloon Payment, Liquidation Proceeds, proceeds under any guaranty, letter of credit or other collateral or instrument securing the Mortgage Loan, Insurance Proceeds or Condemnation Proceeds (other than proceeds, awards or settlements to be applied to the restoration or repair of the Mortgaged Property or released to the Mortgage Loan Borrower in accordance with the terms of the Mortgage Loan Documents, to the extent permitted by the REMIC Provisions), but excluding (x) all amounts for required reserves or escrows required by the Mortgage Loan Documents deemed appropriate by the Servicer in accordance with the Servicing Standard to continue to be held as reserves or escrows or received as reimbursements on account of recoveries in respect of Advances then due and payable or reimbursable to the Servicer under Servicing Agreement and (y) all amounts that are then due, payable or reimbursable to any Servicer, Operating Advisor, Asset Representations Reviewer, Certificate Administrator or Trustee with respect to the Mortgage Loan pursuant to the Servicing Agreement, shall be distributed by the Servicer in the following order of priority without duplication (and payments shall be made at such times as are set forth in the Servicing Agreement):

(a)    first, pari passu (i) to the Note A-1 Holder in an amount equal to the accrued and unpaid interest on the Note A-1 Principal Balance at the Net Senior Note Rate and (ii) to the Note A-2 Holder in an amount equal to the accrued and unpaid interest on the Note A-2 Principal Balance at the Net Senior Note Rate;

(b)   second, pari passu (i) to the Note A-1 Holder in an amount equal to the Note A-1 Principal Balance, until the Note A-1 Principal Balance has been reduced to zero and (ii) to the Note A-2 Holder in an amount equal to the Note A-2 Principal Balance, until the Note A-2 Principal Balance has been reduced to zero;

(c)   third, pari passu (i) to the Note A-1 Holder up to the amount of any unreimbursed costs and expenses paid by the Note A-1 Holder including any Recovered Costs not previously reimbursed to the Note A-1 Holder (or paid or advanced by any Servicer on its behalf and not previously paid or reimbursed) with respect to the Mortgage Loan pursuant to this Agreement or the Servicing Agreement and (ii) to the Note A-2 Holder up to the amount of any unreimbursed costs and expenses paid by the Note A-2 Holder including any Recovered Costs not previously reimbursed to the Note A-2 Holder (or paid or advanced by any Servicer on its behalf and not previously paid or reimbursed) with respect to the Mortgage Loan pursuant to this Agreement or the Servicing Agreement;

(d)   fourth, pari passu (i) to the Note A-1 Holder in an amount equal to the product of the Note A-1 Percentage Interest multiplied by the Senior Note Relative Spread and any Prepayment Premium to the extent paid by the Mortgage Loan Borrower and (ii) to the Note A-2 Holder in an amount equal to the product of the Note A-2 Percentage Interest multiplied by the Senior Note Relative Spread and any Prepayment Premium to the extent paid by the Mortgage Loan Borrower;

(e)    fifth, if the proceeds of any foreclosure sale or any liquidation of a Mortgage Loan or Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (a)-(d) and, as a result of a Workout the Principal Balance of the Senior Note has been reduced, such excess amount shall be paid to the Senior Noteholder in an amount up to the reduction, if any, of the Senior Note Principal Balance as a result of such Workout, plus interest on such amount at the related Senior Note Rate;

(f)    sixth, to the Junior Noteholder in an amount equal to the accrued and unpaid interest on the Junior Note Principal Balance at the Net Junior Note Rate;

(g)   seventh, to the Junior Noteholder in an amount equal to the Junior Note Principal Balance, until the Junior Note Principal Balance has been reduced to zero;

(h)   eighth, to the Junior Noteholder in an amount equal to the product of the Junior Note Percentage Interest multiplied by the Junior Note Relative Spread and any Prepayment Premium to the extent paid by the Mortgage Loan Borrower;

(i)    ninth, to the extent the Junior Noteholder has made any payments or advances to cure defaults pursuant to Section 11, to reimburse the Junior Noteholder for all such cure payments;

(j)    tenth, if the proceeds of any foreclosure sale or any liquidation of a Mortgage Loan or Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (a)-(i) and, as a result of a Workout the Principal Balance of the Junior Note has been reduced, such excess amount shall be paid to the Junior Noteholder in an amount up to the reduction, if any, of the Junior Note Principal Balance as a result of such Workout, plus interest on such amount at the related Junior Note Rate;

(k)   eleventh, to the extent assumption or transfer fees actually paid by the Mortgage Loan Borrower are not required to be otherwise applied under the Servicing Agreement, including, without limitation, to provide reimbursement for interest on any Advances, to pay any Additional Servicing Expenses or to compensate a Servicer (in each case provided that such reimbursements or payments relate to the Mortgage Loan), any such assumption or transfer fees, to the extent actually paid by the Mortgage Loan Borrower, shall be paid to the Note A-1 Holder, the Note A-2 Holder and the Junior Noteholder, pro rata, based on their respective Percentage Interests; and

(l)    twelfth, if any excess amount, including Default Interest and late payment charges to the extent that such Default Interest and late payment charges are not required to be paid to Servicer in accordance with the Servicing Agreement, is available to be distributed in respect of the Mortgage Loan, and not otherwise applied in accordance with the foregoing clauses (a)-(k), any remaining amount shall be paid pro rata to the Senior Noteholder and the Junior Noteholder in accordance with their respective initial Percentage Interests, provided, however if Default Interest and late payment charges are not required to be paid to Servicer and if less than one hundred percent (100%) of the Default Interest and late payment charges are paid with respect to the Mortgage Loan during such Sequential Pay Event, the Junior Noteholder shall not be entitled to any Default Interest or late payment charges until each Senior Noteholder has been paid one hundred percent (100%) of the pro rata share of any Default Interest or late payment charges actually received by the Servicer.

Section 5.           Administration of the Mortgage Loan.

(a)          Subject to this Agreement (including, without limitation, Section 5(f) below) and the Servicing Agreement, the Senior Noteholder (or the Servicer acting on behalf of the Senior Noteholder) shall have the sole and exclusive authority with respect to the administration of, and exercise of rights and remedies with respect to, the Mortgage Loan, including, without limitation, the sole authority to modify or waive any of the terms of the Mortgage Loan Documents or consent to any action or failure to act by the Mortgage Loan Borrower or any other party to the Mortgage Loan Documents, call or waive any Event of Default, accelerate the Mortgage Loan or institute any foreclosure action or other remedy and the Junior Noteholder shall not have any voting, consent or other rights whatsoever with respect to the Senior Noteholder’s administration of, or exercise of its rights and remedies with respect to, the Mortgage Loan. Subject to this Agreement (including, without limitation, Section 5(f) below) and the Servicing Agreement, the Junior Noteholder agrees that it shall have no right to, and hereby presently and irrevocably assigns and conveys to the Senior Noteholder (or the Servicer acting on behalf of the Senior Noteholder) the rights, if any, that the Junior Noteholder has to, (i) call or cause the Senior Noteholder to call an Event of Default under the Mortgage Loan, or (ii) exercise any remedies with respect to the Mortgage Loan or the Mortgage Loan Borrower, including, without limitation, filing or causing the Senior Noteholder to file any bankruptcy petition against the Mortgage Loan Borrower. The Senior Noteholder (or the Servicer acting on behalf of the Senior Noteholder) shall not have any fiduciary duty to the Junior Noteholder in connection with the administration of the Mortgage Loan (but the foregoing shall not relieve the Senior Noteholder from the obligation to make any disbursement of funds as set forth herein).

Each Noteholder hereby acknowledges the right of the Senior Noteholder (or the Special Servicer acting on behalf of the Senior Noteholder), upon the Mortgage Loan becoming a Defaulted Loan and the determination by the Special Servicer to sell the Senior Note in accordance with the Servicing Agreement, (i) to sell such Senior Note separately from the Junior Note, or (ii) subject to obtaining the consent of the Controlling Noteholder if required hereunder, to sell such Senior Note and the Junior Note together as notes evidencing one whole loan, in such instance, if the Special Servicer determines that including the Junior Note in such sale is in accordance with the Servicing Standard (taking into account the subordinated nature of the Junior Note). Any such sale of the Senior Note and/or the Junior Note, together or separately, shall be made in accordance with the terms of this Agreement and the Servicing Agreement.

Each Noteholder hereby irrevocably appoints the Master Servicer, the Special Servicer and the Trustee in the Securitization as such Noteholder’s attorney-in-fact to sign any documents reasonably required with respect to the administration and servicing of the Mortgage Loan on its behalf under the Servicing Agreement (subject at all times to the rights of the Noteholder set forth herein and in the Servicing Agreement).

(b)   The Controlling Noteholder (or its Controlling Noteholder Representative) shall have, with respect to the Mortgage Loan, all of the same rights and powers (provided a Mezzanine Loan Holder shall not have consent rights which are excluded as set forth in the definition of “Major Decisions”) of the Controlling Class Representative under the Servicing Agreement with respect to the other mortgage loans included in the Securitization, including without limitation, the right to consent and/or consult regarding Major Decisions and other servicing matters, the right to advise (1) the Special Servicer with respect to all Specially Serviced Loans and (2) the Special Servicer with respect to non-Specially Serviced Loans as to all matters for which the Master Servicer must obtain the consent or deemed consent of the Special Servicer, and the right to direct the Special Servicer to take, or to refrain from taking, such other actions with respect to the Mortgage Loan as the Controlling Class Representative

may deem advisable or as to which provision is otherwise made therein, in each case subject to the terms and conditions of the Securitization Servicing Agreement and this Agreement.

(c)    Notwithstanding anything to the contrary contained herein, but subject to the terms and conditions of the Servicing Agreement and this Agreement (including, without limitation, Section 6), if the Servicer (on behalf of the Noteholders) in connection with a Workout of the Mortgage Loan modifies the terms thereof such that (i) the unpaid principal balance of the Mortgage Loan is decreased, (ii) the Mortgage Loan Rate or scheduled amortization payments on such Mortgage Loan are reduced, (iii) payments of interest or principal on such Mortgage Loan are waived, reduced or deferred or (iv) any other adjustment (other than an increase in the Mortgage Loan Rate or increase in scheduled amortization payments) is made to any of the terms of the Mortgage Loan, all payments to the Senior Noteholder pursuant to Section 3 and Section 4, as applicable, shall be made as though such Workout did not occur, with the payment terms of the Senior Note remaining the same as they are on the date hereof, and the Junior Note shall bear the full economic effect of all waivers, reductions or deferrals of amounts due on the Mortgage Loan attributable to such Workout (up to the amount otherwise due on the Junior Note). Subject to the Servicing Agreement and this Agreement (including without limitation Section 6), in the case of any modification or amendment described above, the Servicer (on behalf of the Noteholders) shall have the sole authority and ability to revise the payment provisions set forth in Section 3 and Section 4 above in a manner that reflects the subordination of the Junior Note to the Senior Note with respect to the loss that is the result of such amendment or modification, including: (i) the ability to increase the Senior Note Percentage Interest and to reduce the Junior Note Percentage Interest in a manner that reflects a loss in principal as a result of such amendment or modification and (ii) the ability to change the Senior Note Rate and the Junior Note Rate, as applicable, in order to reflect a reduction in the Mortgage Loan Rate of the Mortgage Loan but shall not be permitted to change the order of the clauses set forth in Section 3 and Section 4 hereof. Notwithstanding the foregoing, if any Workout, modification or amendment of the Mortgage Loan extends the original maturity date of the Mortgage Loan, for purposes of this paragraph, the Balloon Payment shall be deemed not to be due on the original maturity date of the Mortgage Loan but shall be deemed due on the extended maturity date of the Mortgage Loan.

(d)         All rights and obligations of the Senior Noteholder described hereunder may be exercised by the Servicer on behalf of the Senior Noteholder in accordance with the Servicing Agreement and this Agreement.

(e)    For so long as the Senior Note is included as an asset of a REMIC, within the meaning of Section 860D(a) of the Code, then, any provision of this Agreement to the contrary notwithstanding: (i) the Mortgage Loan shall be administered such that the Senior Note and the Junior Note shall each qualify at all times as (or as interests in) a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code, (ii) any real property (and related personal property) acquired by or on behalf of the Senior Noteholder pursuant to a foreclosure, exercise of a power of sale or delivery of a deed in lieu of foreclosure of the Mortgage or lien on such property following a default on the Mortgage Loan shall be administered so that the interests of the Noteholders therein shall at all times qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code and (iii) the Senior Noteholder may not modify, waive or amend any provision of the Mortgage Loan, consent to or withhold consent from any action of the

Mortgage Loan Borrower, or exercise or refrain from exercising any powers or rights which the Senior Noteholder may have under the Mortgage Loan Documents, if any such action would constitute a “significant modification” of the Mortgage Loan, within the meaning of Section 1.860G 2(b) of the regulations of the United States Department of the Treasury, more than three months after the earliest startup day of any REMIC which includes the Senior Note (or any portion thereof). The Noteholders agree that the provisions of this Section 5(e) shall be effected by compliance by the Senior Noteholder or its assignees with this Agreement or the Servicing Agreement or any other agreement which governs the administration of the Mortgage Loan or the Senior Noteholder’s interests therein. All costs and expenses of compliance with this Section 5(e), to the extent that such costs and expenses relate to administration of a REMIC or to any determination respecting the amount, payment or avoidance of any tax under the REMIC Provisions or the actual payment of any REMIC tax or expense, shall be borne solely by the Senior Noteholder.

(f)          If any consent, modification, amendment or waiver under or other action in respect of the Mortgage Loan (whether or not a Servicing Transfer Event has occurred and is continuing) that would constitute a Major Decision has been requested or proposed, at least ten (10) Business Days prior to taking action with respect to such Major Decision (or making a determination not to take action with respect to such Major Decision), the Servicer shall request the consent of the Controlling Noteholder (or its Controlling Noteholder Representative) and, subject to the immediately following paragraph, must receive the written consent of the Controlling Noteholder (or its Controlling Noteholder Representative) before implementing a decision with respect to such Major Decision.

If the Servicer has not received a response from the Controlling Noteholder (or its Controlling Noteholder Representative) with respect to such Major Decision within five (5) Business Days after delivery of the notice of a Major Decision, the Servicer shall deliver an additional copy of the notice of a Major Decision in all caps bold 14-point font: “This is a Second Notice. Failure to respond within five (5) Business Days of this Second Notice will result in a loss of your right to consent with respect to this decision” and if the Controlling Noteholder (or its Controlling Noteholder Representative) fails to respond to the Servicer with respect to any such proposed action within five (5) Business Days after receipt of such second notice, the Controlling Noteholder (or its Controlling Noteholder Representative), as applicable, shall have no further consent rights with respect to such action.

Notwithstanding the foregoing, if the Special Servicer, in accordance with the Servicing Standard, determines that immediate action is necessary to protect the Mortgaged Property or the interests of the Noteholders (as a collective whole) with respect to any Major Decision, the Special Servicer may take such action notwithstanding the time periods set forth above and without obtaining the consent of the Controlling Noteholder (or its Controlling Noteholder Representative), if the Servicer has first made a reasonable effort to contact the Controlling Noteholder (or its Controlling Noteholder Representative).

Notwithstanding the foregoing, the Servicer shall not follow any advice or consultation provided by the Controlling Noteholder (or its Controlling Noteholder Representative) that would require or cause the Servicer to violate any applicable law, including the REMIC Provisions, be inconsistent with the Servicing Standard, require or cause the Servicer to violate provisions of this Agreement or the Servicing Agreement, require or cause the Servicer to violate the terms of the Mortgage Loan, or materially expand the scope of any Servicer’s responsibilities under this Agreement.

(g)   During the continuation of a Control Appraisal Period, the Senior Noteholder (or its Controlling Class Representative) shall have, with respect to the Mortgage Loan, all of the same rights and powers of the Controlling Class Representative under the Servicing Agreement with respect to the other mortgage loans included in the Securitization, including without limitation, the right to consent and/or consult regarding Major Decisions and other servicing matters, the right to advise (1) the Special Servicer with respect to all Specially Serviced Loans and (2) the Special Servicer with respect to non-Specially Serviced Loans as to all matters for which the Master Servicer must obtain the consent or deemed consent of the Special Servicer, and the right to direct the Special Servicer to take, or to refrain from taking, such other actions with respect to the Mortgage Loan as the Controlling Class Representative may deem advisable or as to which provision is otherwise made therein, in each case subject to the terms and conditions of the Servicing Agreement.

(h)   The Controlling Noteholder shall be entitled to avoid a Control Appraisal Period caused by application of an Appraisal Reduction Amount upon satisfaction of the following (which must be completed within thirty (30) days of the receipt of a third party Appraisal that indicates such Control Appraisal Period has occurred): (i) such Controlling Noteholder shall have delivered as a supplement to the appraised value of the Mortgaged Property, in the amount specified in clause (ii) below, to the Servicer, together with documentation acceptable to the Servicer in accordance with the Servicing Standard to create and perfect a first priority security interest in favor of the Senior Noteholder in such collateral, (a) cash collateral for the benefit of, and acceptable to, the Servicer or (b) an unconditional and irrevocable standby letter of credit with the Senior Noteholder as the beneficiary, issued by a bank or other financial institution the long-term unsecured debt obligations of which are at all times rated at least “AA” (or the equivalent) by each Rating Agency that rates such institution or the short-term obligations of which are rated at least “A-1+” (or the equivalent) by each Rating Agency that rates such institution (either (a) or (b), the “Threshold Event Collateral”), and (ii) the Threshold Event Collateral shall be in an amount which, when added to the appraised value of the Mortgaged Property as determined pursuant to the Servicing Agreement, would cause the applicable Control Appraisal Period not to occur. If the requirements of this paragraph are satisfied by the Controlling Noteholder (a “Threshold Event Cure”), no Control Appraisal Period caused by application of an Appraisal Reduction Amount shall be deemed to have occurred. If a letter of credit is furnished as Threshold Event Collateral, the applicable Controlling Noteholder shall be required to renew such letter of credit not later than thirty (30) days prior to expiration thereof or to replace such letter of credit with a substitute letter of credit or other Threshold Event Collateral with an expiration date that is greater than forty-five (45) days from the date of substitution; provided, however, that, if a letter of credit is not renewed prior to thirty (30) days prior to the expiration date of such letter of credit, the letter of credit shall provide that the Servicer may (and at the direction of the applicable Controlling Noteholder, shall) draw upon such letter of credit and hold the proceeds thereof as Threshold Event Collateral. If a letter of credit is furnished as Threshold Event Collateral, the applicable Controlling Noteholder shall be required to replace such letter of credit with other Threshold Event Collateral within thirty (30) days if the credit ratings of the issuing entity are downgraded below the required ratings;

provided, however, that, if such Threshold Collateral is not so replaced, the Servicer shall draw upon such letter of credit and hold the proceeds thereof as Threshold Event Collateral. The Threshold Event Cure shall continue until (i) the appraised value of the Mortgaged Property plus the value of the Threshold Event Collateral would not be sufficient to prevent a Control Appraisal Period from occurring; or (ii) the occurrence of a Final Recovery Determination. If the appraised value of the Mortgaged Property, upon any redetermination thereof, is sufficient to avoid the occurrence of a Control Appraisal Period without taking into consideration any, or some portion of, Threshold Event Collateral previously delivered by the Controlling Noteholder, any or such portion of Threshold Event Collateral held by the Servicer shall promptly be returned to such Controlling Noteholder (at its sole expense). Upon a Final Recovery Determination with respect to the Mortgage Loan, such Threshold Event Collateral shall be available to reimburse each Noteholder for any realized loss pursuant to Section 3 or Section 4, as applicable, with respect to the Mortgage Loan after application of the net proceeds of liquidation, not in excess of the Senior Note Principal Balance and the Junior Note Principal Balance, as the case may be, plus accrued and unpaid interest thereon at the applicable interest rate and all other Additional Servicing Expenses reimbursable under this Agreement and under the Servicing Agreement. Any Threshold Event Collateral shall be treated as an “outside reserve fund” for purposes of the REMIC Provisions and such property (and the right to reimbursement of any amounts with respect thereto from a REMIC) shall be beneficially owned by the posting Noteholder who shall be taxed on all income with respect thereto. The entire amount of Threshold Event Collateral, without a haircut or other reduction, shall be considered in determining the sufficiency of such Threshold Event Collateral to avoid a Control Appraisal Period.

(i)           The Master Servicer or Special Servicer shall obtain appraisals that meet the requirements of, and at the times required pursuant to, the terms of the Servicing Agreement.

(j)            Intentionally omitted

(k)          Notwithstanding anything to the contrary contained herein or in the Servicing Agreement, if at any time the Mortgage Loan Borrower Related Party is a Noteholder (a “Borrower Party Noteholder”), then (i) such Borrower Party Noteholder shall not have any rights as a Controlling Noteholder or a Directing Certificateholder, (ii) such Borrower Party Noteholder shall have no right to appoint or terminate the Master Servicer or Special Servicer, (iii) such Borrower Party Noteholder shall have no right to consult with or advise the Master Servicer or Special Servicer, and shall have no right to review and approve or comment on any Asset Status Report and (iv) in each and every instance where, pursuant to this Agreement or the Servicing Agreement, the Master Servicer or Special Servicer must take into account the interests of each Noteholder (or words of similar import), such consideration shall be given to the Borrower Party Noteholder only in its capacity as a holder of a Junior Note, and the Master Servicer or Special Servicer (as the case may be) shall disregard the fact that the Borrower Party Noteholder is either the Borrower or an Affiliate of the Borrower and as such, may have conflicting interests from a Noteholder (in its capacity as a Noteholder).

Section 6.           Appointment of Controlling Noteholder Representative.

(a)    The Controlling Noteholder shall have the right at any time to appoint a representative in connection with the exercise of its rights and obligations with respect to the Mortgage Loan (the “Controlling Noteholder Representative”). The Controlling Noteholder shall have the right in its sole discretion at any time and from time to time to remove and replace the Controlling Noteholder Representative. When exercising its various rights under Section 5 and elsewhere in this Agreement, the Controlling Noteholder may, at its option, in each case, act through the Controlling Noteholder Representative. The Controlling Noteholder Representative may be any Person (other than the Mortgage Loan Borrower, any Affiliate thereof, or any Borrower Party Noteholder), including, without limitation, the Controlling Noteholder, any officer or employee of the Controlling Noteholder, any Affiliate of the Controlling Noteholder or any other unrelated third party. No such Controlling Noteholder Representative shall owe any fiduciary duty or other duty to any other Person (other than the Controlling Noteholder). All actions that are permitted to be taken by the Controlling Noteholder under this Agreement may be taken by the Controlling Noteholder Representative acting on behalf of the Controlling Noteholder. No Servicer, Operating Advisor, Asset Representations Reviewer, Trustee or Certificate Administrator acting on behalf of the Senior Noteholder (or any Servicer on its behalf) shall be required to recognize any Person as a Controlling Noteholder Representative until the Controlling Noteholder has notified each Servicer, Operating Advisor, Asset Representations Reviewer, Trustee and Certificate Administrator of such appointment and, if the Controlling Noteholder Representative is not the same Person as the Controlling Noteholder, the Controlling Noteholder Representative provides each Servicer, Operating Advisor, Asset Representations Reviewer, Trustee and Certificate Administrator with written confirmation of its acceptance of such appointment, an address and facsimile number for the delivery of notices and other correspondence and a list of officers or employees of such person with whom the parties to this Agreement may deal (including their names, titles, work addresses and facsimile numbers). The Controlling Noteholder shall promptly deliver such information to each Servicer, Operating Advisor, Asset Representations Reviewer, Trustee and Certificate Administrator. If the Senior Noteholder is the Controlling Noteholder, no Controlling Noteholder Representative shall be appointed and the right of the Senior Noteholder exercisable by the Controlling Class Representative shall be as set forth in the Servicing Agreement.

(b)   Neither the Controlling Noteholder Representative nor the Controlling Noteholder shall have any liability to the other Noteholders or any other Person for any action taken, or for refraining from the taking of any action or the giving of any consent or the failure to give any consent pursuant to this Agreement or the Servicing Agreement, or errors in judgment, absent any loss, liability or expense incurred by reason of its intentional breach of this Agreement and/or other willful misfeasance, bad faith or gross negligence. The Noteholders agree that the Controlling Noteholder Representative and the Controlling Noteholder (whether acting in place of the Controlling Noteholder Representative when no Controlling Noteholder Representative shall have been appointed hereunder or otherwise exercising any right, power or privilege granted to the Controlling Noteholder hereunder) may take or refrain from taking actions, or give or refrain from giving consents, that favor the interests of one Noteholder over the other Noteholders, and that the Controlling Noteholder Representative may have special relationships and interests that conflict with the interests of a Noteholder and, absent willful misfeasance, bad faith or gross negligence on the part of the Controlling Noteholder Representative or the Controlling Noteholder, as the case may be, agree to take no action against the Controlling Noteholder Representative, the Controlling Noteholder or any of their respective officers, directors, employees, principals or agents as a result of such special relationships or interests, and that neither the Controlling Noteholder Representative nor the Controlling Noteholder will be deemed to have been grossly negligent or reckless, or to have acted in bad faith or engaged in willful misfeasance or to have recklessly disregarded any exercise of its rights by reason of its having acted or refrained from acting, or having given any consent or having failed to give any consent, solely in the interests of any Noteholder.

(c)          If the Senior Noteholder is the Controlling Noteholder, the Junior Noteholder acknowledges and agrees (i) all of the aforementioned rights and obligations of the Controlling Noteholder and the Controlling Noteholder Representative set forth in Section 5(f) and 5(g) and this Section 6 shall be exercisable by the Senior Noteholder (or the applicable Person specified in the Servicing Agreement) to the extent set forth in the Servicing Agreement and (ii) the Controlling Class Representative may exercise all rights with respect to the Mortgage Loan and any decisions or consents or other powers with respect thereto as are set forth in the Servicing Agreement.

Section 7.         Special Servicer. The Controlling Noteholder (or its Controlling Noteholder Representative), at its expense (including, without limitation, the reasonable costs and expenses of counsel to any third parties and costs and expenses of the terminated Special Servicer), shall have the right to appoint the Special Servicer with respect to the Mortgage Loan. The Controlling Noteholder (or its Controlling Noteholder Representative) shall be entitled to terminate the rights and obligations of the Special Servicer under the Servicing Agreement solely with respect to the Mortgage Loan, with or without cause, upon at least five (5) Business Days’ prior notice to the Special Servicer (provided, however, that the Controlling Noteholder, Controlling Noteholder Representative and/or Junior Noteholder shall not be liable for any termination or similar fee in connection with the removal of the Special Servicer in accordance with this Section 7) and satisfaction of the other conditions to such replacement as set forth in the Servicing Agreement.

Section 8.           Payment Procedure.

(a)          The Senior Noteholder (or the Servicer on its behalf), in accordance with the priorities set forth in Section 3 or Section 4, as applicable, and subject to the terms of the Servicing Agreement, shall deposit or cause to be deposited all payments allocable to the Notes to the Collection Account or Companion Distribution Account for the Notes established pursuant to the Servicing Agreement. The Senior Noteholder (or the Servicer acting on its behalf) shall deposit such amounts to the applicable account on the Business Day next following the date such payment was identified and received by the Senior Noteholder (or the Servicer acting on its behalf) from or on behalf of the Mortgage Loan Borrower; provided, however, to the extent such funds are received after 2:00 p.m. Eastern time on any given Business Day, the Senior Noteholder (or the Servicer acting on its behalf) shall use commercially reasonable efforts to remit such amounts within one (1) Business Day, but, in any event, shall deposit such amounts within two (2) Business Days.

(b)          If the Senior Noteholder (or the Servicer on its behalf) determines, or a court of competent jurisdiction orders, at any time that any amount received or collected in respect of the Senior Note or Junior Note must, pursuant to any insolvency, bankruptcy, fraudulent conveyance, preference or similar law, be returned to the Mortgage Loan Borrower or paid to the Senior Noteholder, the Junior Noteholder or any Servicer or paid to any other Person, then, notwithstanding any other provision of this Agreement, the Senior Noteholder (or the Servicer on its behalf) shall not be required to distribute any portion thereof to such Junior Noteholder or the Senior Noteholder, as applicable, and the Junior Noteholder will promptly on demand by the Senior Noteholder (or the Servicer on its behalf) repay to the Senior Noteholder (or the Servicer on its behalf) any portion thereof that the Senior Noteholder (or the Servicer on its behalf) shall have theretofore distributed to the Junior Noteholder together with interest thereon at such rate, if any, as the Senior Noteholder (or the Servicer on its behalf) shall have been required to pay to any Mortgage Loan Borrower, the Senior Noteholder, Master Servicer, Special Servicer or such other Person with respect thereto.

(c)          If, for any reason, the Senior Noteholder (or the Servicer on its behalf) makes any payment to the Junior Noteholder before the Senior Noteholder (or the Servicer on its behalf) has received the corresponding payment (it being understood that the Senior Noteholder (or the Servicer on its behalf) is under no obligation to do so), and the Senior Noteholder (or the Servicer on its behalf) does not receive the corresponding payment within three (3) Business Days of its payment to the Junior Noteholder, the Junior Noteholder, shall, at the Senior Noteholder’s (or the Servicer’s on its behalf) request, promptly return that payment to the Senior Noteholder (or the Servicer on its behalf).

(d)   The Junior Noteholder agrees that if at any time it shall receive from any sources whatsoever any payment on account of the Mortgage Loan in excess of its distributable share thereof, it will promptly remit such excess to the Senior Noteholder (or the Servicer on its behalf) subject to this Agreement and the Servicing Agreement. The Senior Noteholder (or the Servicer on its behalf) shall have the right to offset any amounts due hereunder from the Junior Noteholder with respect to the Mortgage Loan against any future payments due to the Junior Noteholder under the Mortgage Loan. The Junior Noteholder’s obligations under this Section 8 constitute absolute, unconditional and continuing obligations.

Section 9.          Limitation on Liability of the Noteholders. No Noteholder (including any Servicer on a Noteholder’s behalf) shall have any liability to any other Noteholder except with respect to losses actually suffered due to the gross negligence, willful misconduct or breach of this Agreement on the part of such Noteholder.

The Junior Noteholder acknowledges that, subject to the terms and conditions hereof and the obligation of the Senior Noteholder (including any Servicer) to comply with, and except as otherwise required by, the Servicing Standard, the Senior Noteholder (including any Servicer) may exercise, or omit to exercise, any rights that the Senior Noteholder may have under this Agreement and the Servicing Agreement in a manner that may be adverse to the interests of the Junior Noteholder and that the Senior Noteholder (including any Servicer) shall have no liability whatsoever to the Junior Noteholder in connection with the Senior Noteholder’s exercise of rights or any omission by the Senior Noteholder to exercise such rights other than as described above; provided, however, that the Servicer must act in accordance with the Servicing Standard.

The Senior Noteholder acknowledges that, subject to the terms and conditions hereof, the Junior Noteholder may exercise, or omit to exercise, any rights that the Junior Noteholder may have under this Agreement and the Servicing Agreement in a manner that may be adverse to the interests of the Senior Noteholder and that the Junior Noteholder shall have no liability whatsoever to the Senior Noteholder in connection with the Junior Noteholder’s exercise of rights or any omission by the Junior Noteholder to exercise such rights other than as described above; provided, however, that the Junior Noteholder must act in accordance with the Servicing Standard.

Section 10.         Bankruptcy. Subject to the provisions of Section 5(f) hereof, the Junior Noteholder hereby covenants and agrees that only the Senior Noteholder (or the Servicer on its behalf) has the right to institute, file, commence, acquiesce, petition under Bankruptcy Code Section 303 or otherwise or join any Person in any such petition or otherwise invoke or cause any other Person to invoke an Insolvency Proceeding with respect to or against the Mortgage Loan Borrower or seek to appoint a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official with respect to the Mortgage Loan Borrower or all or any part of its property or assets or ordering the winding-up or liquidation of the affairs of the Mortgage Loan Borrower. Subject to the provisions of Section 5(f) hereof, the Junior Noteholder further agrees that only the Senior Noteholder, as a creditor, can make any election, give any consent, commence any action or file any motion, claim, obligation, notice or application or take any other action in any case by or against the Mortgage Loan Borrower under the Bankruptcy Code or in any other Insolvency Proceeding. The Junior Noteholder hereby appoints the Senior Noteholder as its agent, and grants to the Senior Noteholder an irrevocable power of attorney coupled with an interest, and its proxy, for the purpose of exercising any and all rights and taking any and all actions available to the Junior Noteholder in connection with any case by or against the Mortgage Loan Borrower under the Bankruptcy Code or in any other Insolvency Proceeding, including, without limitation, the right to file and/or prosecute any claim, vote to accept or reject a plan, to make any election under Section 1111(b) of the Bankruptcy Code with respect to the Mortgage Loan, and to file a motion to modify, lift or terminate the automatic stay with respect to the Mortgage Loan. The Junior Noteholder in its capacity as such, hereby agrees that, upon the request of the Senior Noteholder, such Junior Noteholder shall execute, acknowledge and deliver to the Senior Noteholder all and every such further deeds, conveyances and instruments as the Senior Noteholder may reasonably request for the better assuring and evidencing of the foregoing appointment and grant. All actions taken by the Servicer in connection with any Insolvency Proceeding are subject to and must be in accordance with the Servicing Standard.

Section 11.         Cure Rights of the Controlling Noteholder.

(a)          Subject to Section 11(b) below, in the event that the Mortgage Loan Borrower fails to make any payment of principal or interest on the Mortgage Loan by the end of the applicable grace period, if any, for such payment permitted under the applicable Mortgage Loan Documents (a “Monetary Default”), the Senior Noteholder shall provide notice to the Junior Noteholder and the Controlling Noteholder Representative (in each case, unless a Control Appraisal Period has occurred and is continuing) of such default (the “Monetary Default Notice”). If the Junior Noteholder or the Controlling Noteholder Representative (in each case, unless a Control Appraisal Period has occurred and is continuing) has not cured such Monetary Default within five (5) Business Days after receiving the Monetary Default Notice, the Senior

Noteholder shall deliver an additional copy of the Monetary Default Notice that contains a statement in boldface font that this is a second notice and that the Junior Noteholder’s or the Controlling Noteholder Representative’s failure to cure such Monetary Default within five (5) Business Days after receiving such second notice will result in the termination of the right to cure such Monetary Default. Junior Noteholder (unless a Control Appraisal Period has occurred and is continuing) shall have the right, but not the obligation, subject to the rights of the Mezzanine Lender set forth in the Intercreditor Agreement, to cure such Monetary Default after receiving the first Monetary Default Notice and until the period ending five (5) Business Days after receiving the second Monetary Default Notice (the “Cure Period”) and at no other times. At the time a payment is made to cure a Monetary Default, the Junior Noteholder (unless a Control Appraisal Period has occurred and is continuing) shall pay or reimburse the Senior Noteholder for all unreimbursed Advances, Advance Interest Amounts, any unpaid fees to any Servicer specifically provided for in the Servicing Agreement and any Additional Servicing Expenses. The Junior Noteholder shall not be required, in order to effect a cure hereunder, to pay any default interest or late charges under the Loan Documents. So long as a Monetary Default exists for which a cure payment permitted hereunder is made, such Monetary Default shall not be treated as an Event of Default by the Senior Noteholder (including for purposes of (i) the definition of “Sequential Pay Event,” (ii) accelerating the Mortgage Loan, modifying, amending or waiving any provisions of the Mortgage Loan Documents or commencing proceedings for foreclosure or the taking of title by deed-in-lieu of foreclosure or other similar legal proceedings with respect to the Mortgaged Property; or (iii) treating the Mortgage Loan as a Specially Serviced Mortgage Loan); provided that such limitation shall not prevent the Senior Noteholder from collecting Default Interest or late charges from the Mortgage Loan Borrower. Any amounts advanced by a Noteholder on behalf of the Mortgage Loan Borrower to effect any cure shall be reimbursable to such Noteholder under Section 3 or Section 4, as applicable.

(b)          Notwithstanding anything to the contrary contained in Section 11(a), the Junior Noteholder shall be limited to a combined total of six (6) cures of Monetary Defaults, no more than three (3) of which may be consecutive, or Non-Monetary Defaults over the term of the Mortgage Loan. Additional Cure Periods shall only be permitted with the consent of the Senior Noteholder.

(c)          No action taken by the Junior Noteholder in accordance with this Agreement shall excuse performance by the Mortgage Loan Borrower of its obligations under the Mortgage Loan Documents and the Senior Noteholder’s rights under the Mortgage Loan Documents shall not be waived or prejudiced by virtue of the Junior Noteholder’s actions under this Agreement. Subject to the terms of this Agreement, the Junior Noteholder shall be subrogated to the Senior Noteholder’s rights to any payment owing to the Senior Noteholder for which the Junior Noteholder makes a cure payment as permitted under this Section 11 but such subrogation rights may not be exercised against the Mortgage Loan Borrower until ninety-one (91) days after the Senior Note is paid in full.

(d)          If an Event of Default (other than a Monetary Default) occurs and is continuing under the Mortgage Loan Documents (a “Non-Monetary Default”), the Senior Noteholder shall promptly provide notice to the Junior Noteholder and the Controlling Noteholder Representative (in each case, unless a Control Appraisal Period has occurred and is continuing) of such failure (the “Non-Monetary Default Notice”) and the Junior Noteholder

(unless a Control Appraisal Period has occurred and is continuing) shall have the right, but not the obligation, subject to the rights of the Mezzanine Lender set forth in the Intercreditor Agreement, to cure such Non-Monetary Default within the same period of time as the Mortgage Loan Borrower under the Mortgage Loan Documents, without regard for the date of receipt by the Junior Noteholder and the Controlling Noteholder Representative of the Non-Monetary Default Notice, or in any event, up to forty (40) days, to cure such Non-Monetary Default; provided, however, if such Non-Monetary Default is susceptible of cure but cannot reasonably be cured within such period and if curative action was promptly commenced and is being diligently pursued by the Junior Noteholder, the Junior Noteholder (unless a Control Appraisal Period has occurred and is continuing) shall be given an additional period of time as is reasonably necessary to enable the Junior Noteholder in the exercise of due diligence to cure such Non-Monetary Default for so long as (i) the Junior Noteholder diligently and expeditiously proceeds to cure such Non-Monetary Default, (ii) the Junior Noteholder makes all cure payments that it is permitted to make in accordance with the terms and provisions of Section 11(a) hereof, (iii) such additional period of time does not exceed sixty (60) days, (iv) such Non-Monetary Default is not caused by an Insolvency Proceeding or during such period of time that the Junior Noteholder has to cure a Non-Monetary Default in accordance with this Section 11(d) (the “Non-Monetary Default Cure Period”), an Insolvency Proceeding does not occur and (v) during such Non-Monetary Default Cure Period, there is no material adverse effect on the Mortgage Loan Borrower or the Mortgaged Property or the value of the Mortgage Loan as a result of such Non-Monetary Default or the attempted cure. The Non-Monetary Default Notice shall contain a statement in boldface font that the Junior Noteholder’s or the Controlling Noteholder Representative’s failure to cure such Non-Monetary Default within the applicable Non-Monetary Default Cure Period after receiving such notice will result in the termination of the right to cure such Non-Monetary Default. The Junior Noteholder and the Controlling Noteholder Representative shall not contact the Mortgage Loan Borrower in order to effect any cures under Sections 11(a) or this 11(d) unless it is in conjunction with the Special Servicer or the Junior Noteholder has obtained the prior written consent of the Senior Noteholder.

(e)    So long as a Non-Monetary Default exists for which the Non-Monetary Default Cure Period has not expired, no Control Appraisal Period has occurred and is continuing and the Junior Noteholder is diligently prosecuting the cure of the same, such Non-Monetary Default shall not be treated as an Event of Default by the Senior Noteholder (including, without limitation, for purposes of (i) the definition of “Sequential Pay Event”; (ii) accelerating the Mortgage Loan, modifying, amending or waiving any provisions of the Mortgage Loan Documents or commencing proceedings for foreclosure or the taking of title by deed-in-lieu of foreclosure or other similar legal proceedings with respect to the Mortgaged Property; or (iii) treating the Mortgage Loan as a Specially Serviced Mortgage Loan); provided, that such limitation shall not prevent the Senior Noteholder from collecting Default Interest or late charges from the Mortgage Loan Borrower.

Section 12.        Purchase of the Senior Note by the Junior Noteholder. The Junior Noteholder shall have the right, by written notice to the Senior Noteholder (a “Noteholder Purchase Notice”), subject to the rights of the Mezzanine Lender set forth in the Intercreditor Agreement, delivered at any time an Event of Default under the Mortgage Loan has occurred and is continuing, to purchase, in immediately available funds, the Senior Note in whole but not in part at the Defaulted Mortgage Loan Purchase Price. Upon the delivery of the Noteholder

Purchase Notice to the Senior Noteholder, the Senior Noteholder shall sell (and the Junior Noteholder shall purchase) the Senior Note at the Defaulted Mortgage Loan Purchase Price, on a date (the “Defaulted Note Purchase Date”) not less than ten (10) and not more than thirty (30) days after the date of the Noteholder Purchase Notice, as shall be established by the Senior Noteholder. The Noteholder Purchase Notice shall contain a statement in boldface font that the Junior Noteholder’s failure to purchase the Senior Note on the Defaulted Note Purchase Date will result in the termination of such right. The Junior Noteholder agrees that the sale of the Senior Note shall comply with all requirements of the Servicing Agreement and that all costs and expenses related thereto shall be paid by the Junior Noteholder. The Defaulted Mortgage Loan Purchase Price shall be calculated by the Senior Noteholder (or the Servicer on its behalf) at least three (3) Business Days prior to the Defaulted Note Purchase Date (and such calculation shall be accompanied by a listing of all amounts included in the Defaulted Mortgage Loan Purchase Price), and shall, absent manifest error, be binding upon the Junior Noteholder. Concurrently with the payment to the Senior Noteholder in immediately available funds of the Defaulted Mortgage Loan Purchase Price, the Senior Noteholder will execute at the sole cost and expense of the Junior Noteholder in favor of the Junior Noteholder assignment documentation which will assign the Senior Note and the other Mortgage Loan Documents without recourse, representations or warranties (except that each Senior Noteholder will represent and warrant, on behalf of itself only, that it had good and marketable title to, was the sole owner and holder of (subject to the other Senior Noteholder’s ownership), and had power and authority to deliver the Mortgage Loan or Senior Note, as applicable, free and clear of all liens and encumbrances (other than the interest created by the Junior Note)). The right of the Junior Noteholder to purchase the Senior Note shall automatically terminate upon a foreclosure sale, sale by power of sale or delivery of a deed in lieu of foreclosure with respect to the Mortgaged Property (and the Senior Noteholder shall give the Junior Noteholder ten (10) days’ notice of its intent with respect to such action). Notwithstanding the foregoing sentence, if title to the Mortgaged Property is transferred to the Servicer (or other nominee on behalf of the Noteholders) less than ten (10) days after the acceleration of the Mortgage Loan, the Servicer or Senior Noteholder shall notify the Junior Noteholder of such transfer and the Junior Noteholder shall have a (30) day period from the date of such notice from the Senior Noteholder to deliver the Noteholder Purchase Notice to the Senior Noteholder, in which case the Junior Noteholder will be obligated to purchase the Mortgaged Property or the Senior Note, as applicable, in immediately available funds, within such thirty (30) day period at the Defaulted Mortgage Loan Purchase Price. Any such purchase of the Senior Note shall be free and clear of any liens.

Section 13.        Representations of Junior Noteholder. The Junior Noteholder represents, and it is specifically understood and agreed, that it is acquiring the Junior Note for its own account in the ordinary course of its business and the Senior Noteholder shall otherwise have no liability or responsibility to the Junior Noteholder except as expressly provided herein for actions that are taken or omitted to be taken by the Senior Noteholder that constitute gross negligence or willful misconduct or that constitute a breach of this Agreement. The Junior Noteholder represents and warrants that the execution, delivery and performance of this Agreement is within its corporate powers, has been duly authorized by all necessary corporate action, and does not contravene its charter or any law or contractual restriction binding upon the Junior Noteholder, and that this Agreement is the legal, valid and binding obligation of the Junior Noteholder enforceable against the Junior Noteholder in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and except that the enforcement of rights with respect to indemnification and contribution obligations may be limited by applicable law. The Junior Noteholder represents and warrants that it is duly organized, validly existing, in good standing and possesses all licenses and authorizations necessary to carry on its business. The Junior Noteholder represents and warrants that (a) this Agreement has been duly executed and delivered by the Junior Noteholder, (b) to the Junior Noteholder’s actual knowledge, all consents, approvals, authorizations, orders or filings of or with any court or governmental agency or body, if any, required for the execution, delivery and performance of this Agreement by the Junior Noteholder have been obtained or made and (c) to the Junior Noteholder’s actual knowledge, there is no pending action, suit or proceeding, arbitration or governmental investigation against the Junior Noteholder, an adverse outcome of which would materially and adversely affect its performance under this Agreement.

The Junior Noteholder acknowledges that the Senior Noteholder does not owe the Junior Noteholder any fiduciary duty with respect to any action taken under the Mortgage Loan Documents and, except as provided herein, need not consult with the Junior Noteholder with respect to any action taken by the Senior Noteholder in connection with the Mortgage Loan.

The Junior Noteholder expressly and irrevocably waives for itself and any Person claiming through or under the Junior Noteholder any and all rights that it may have under Section 1315 of the New York Real Property Actions and Proceedings Law or the provisions of any similar law which purports to give a junior loan noteholder the right to initiate any loan enforcement or foreclosure proceedings.

Section 14.         Representations of the Initial Senior Noteholder. The Initial Senior Noteholder represents and warrants that the execution, delivery and performance of this Agreement is within its corporate powers, has been duly authorized by all necessary corporate action, and does not contravene the Initial Senior Noteholder’s charter or any law or contractual restriction binding upon the Initial Senior Noteholder, and that this Agreement is the legal, valid and binding obligation of the Initial Senior Noteholder enforceable against the Initial Senior Noteholder in accordance with its terms. The Initial Senior Noteholder represents and warrants that it is duly organized, validly existing, in good standing and possession of all licenses and authorizations necessary to carry on its business. The Initial Senior Noteholder represents and warrants that (a) this Agreement has been duly executed and delivered by the Initial Senior Noteholder, (b) to the Initial Senior Noteholder’s actual knowledge, all consents, approvals, authorizations, orders or filings of or with any court or governmental agency or body, if any, required for the execution, delivery and performance of this Agreement by the Initial Senior Noteholder has been obtained or made and (c) to the Initial Senior Noteholder’s actual knowledge, there is no pending action, suit or proceeding, arbitration or governmental investigation against the Initial Senior Noteholder, an adverse outcome of which would materially and adversely affect its performance under this Agreement.

Section 15.        Independent Analysis of the Junior Noteholder. The Junior Noteholder acknowledges that it has, independently and without reliance upon the Senior Noteholder, except with respect to the representations and warranties provided by the Initial Senior Noteholder herein, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to purchase the Junior Note and the Junior Noteholder accepts responsibility therefor. The Junior Noteholder hereby acknowledges that, other than the representations and warranties provided herein, the Senior Noteholder has made no representations or warranties with respect to the Mortgage Loan, subject to such representations and warranties as provided by the Senior Noteholder herein, and that the Senior Noteholder shall have no responsibility for (i) the collectibility of the Mortgage Loan, (ii) the validity, enforceability or legal effect of any of the Mortgage Loan Documents or the title insurance policy or policies or any survey furnished or to be furnished to the Senior Noteholder in connection with the origination of the Mortgage Loan, (iii) the validity, sufficiency or effectiveness of the lien created or to be created by the Mortgage Loan Documents, or (iv) the financial condition of the Mortgage Loan Borrower. The Junior Noteholder assumes all risk of loss in connection with Junior Note except as specifically set forth herein.

Section 16.        No Creation of a Partnership or Exclusive Purchase Right. Nothing contained in this Agreement, and no action taken pursuant hereto shall be deemed to constitute the relationship created hereby among any of the Noteholders as a partnership, association, joint venture or other entity. The Senior Noteholder shall have no obligation whatsoever to offer to the Junior Noteholder the opportunity to purchase a note interest in any future loans originated by the Senior Noteholder or its Affiliates and if the Senior Noteholder chooses to offer to the Junior Noteholder the opportunity to purchase a note interest in any future mortgage loans originated by the Senior Noteholder or its Affiliates, such offer shall be at such purchase price and interest rate as the Senior Noteholder chooses, in its sole and absolute discretion. The Junior Noteholder shall not have any obligation whatsoever to purchase from the Senior Noteholder a note interest in any future loans originated by the Senior Noteholder or its Affiliates.

Section 17.         Not a Security. The Junior Note shall not be deemed to be a security within the meaning of the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended.

Section 18.        Other Business Activities of the Noteholders. Each Noteholder acknowledges that the Senior Noteholder or its Affiliates may make loans or otherwise extend credit to, and generally engage in any kind of business with, the Mortgage Loan Borrower or any direct or indirect parent or Affiliate thereof, any Accelerated Mezzanine Loan Lender or any Affiliate thereof, or any entity that is a holder of a preferred equity interest in the Mortgage Loan Borrower, any principal thereof or any Affiliate thereof (each, a “Mortgage Loan Borrower Related Party”), and receive payments on such other loans or extensions of credit to Mortgage Loan Borrower Related Parties and otherwise act with respect thereto freely and without accountability in the same manner as if this Agreement and the transactions contemplated hereby were not in effect.

Section 19.         Sale of the Junior Note and the Senior Note

(a)          The Junior Noteholder agrees that it will not Transfer all or any portion of the Junior Note without the Senior Noteholder’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, provided that (i) the Junior Noteholder shall have the right to Transfer the Junior Note, or any portion thereof, to a Qualified Institutional Lender without obtaining such prior written consent, provided that promptly after the Transfer, (x) the

Senior Noteholder is provided with (I) a representation from the transferee or the Junior Noteholder certifying that such transferee is a Qualified Institutional Lender and (II) a copy of the assignment and assumption agreement referred to in Section 20 and (y) such transfer would not cause the Junior Note to be held by more than five (5) persons nor cause there to be no one Person owning a majority of the Junior Note and (ii) if the Junior Noteholder wishes to Transfer the Junior Note, or any portion thereof, to an entity that is not a Qualified Institutional Lender after a Securitization, no consent of the Senior Noteholder shall be required, but the Junior Noteholder shall first obtain (and deliver to the Senior Noteholder) a Rating Agency Confirmation from each Rating Agency. If the Junior Note is held by more than one Junior Noteholder at any time, the holders of a majority of the Junior Note Principal Balance shall immediately appoint a representative to exercise all rights of the Junior Note hereunder. Notwithstanding the foregoing, without the prior consent of the Senior Noteholder, which may be withheld in such Noteholder’s sole discretion, the Junior Noteholder shall not Transfer all or any portion of the Junior Note to the Mortgage Loan Borrower or a Mortgage Loan Borrower Related Party without obtaining Rating Agency Confirmation and any such Transfer shall be absolutely null and void and shall vest no rights in the purported transferee. The Junior Noteholder agrees it will pay the expenses of the Senior Noteholder (including all expenses of the Master Servicer and the Special Servicer) in connection with any such Transfer. The Junior Noteholder shall provide two (2) Business Days prior written notice to each Rating Agency of any Transfer.

(b)         Notwithstanding the foregoing, the Junior Noteholder shall have the right, without the need to obtain the consent of the Senior Noteholder or any other Person, to Transfer forty-nine percent (49%) or less (in the aggregate) of its interest in the Junior Note to a Person that has no direct rights with respect to the Junior Note or to a Qualified Institutional Lender; provided that any such Transfer shall be made in accordance with the terms of this Section 19. Notwithstanding anything herein to the contrary, the Junior Noteholder shall not Transfer all or any portion of the Junior Note to the Mortgage Loan Borrower or a Mortgage Loan Borrower Related Party and any such Transfer shall be absolutely null and void and shall vest no rights in the purported transferee. All Transfers under Section 19(a) and (b) shall be made upon written notice to the Senior Noteholder not later than the date of such Transfer, and each transferee shall (i) execute an assignment and assumption agreement whereby such transferee assumes all or a ratable portion, as the case may be, of the obligations of the Junior Noteholder hereunder with respect to the Junior Note from and after the date of such assignment (or, in the case of a pledge, collateral assignment or other encumbrance made in accordance with Section 19(e) by the Junior Noteholder of the Junior Note solely as security for a loan to the Junior Noteholder made by a third-party lender whereby the Junior Noteholder remains fully liable under this Agreement, on or before the date on which such lender succeeds to the rights of the Junior Noteholder by foreclosure or otherwise, such third-party lender executes an agreement that such lender shall be bound by the terms and provisions of this Agreement and the obligations of the Junior Noteholder hereunder) and (ii) agree in writing to be bound by the Servicing Agreement, unless the Servicing Agreement is not then in effect with respect to the Mortgage Loan, in which event the parties will enter into or agree to be bound by any replacement servicing agreement therefor in accordance with the provisions hereof. Upon the consummation of a Transfer of all or any portion of the Junior Note in accordance with this Agreement, the transferring Person shall be released from all liability arising under this Agreement with respect to the Junior Note (or the portion thereof that was the subject of such Transfer), for the period after the effective date of such Transfer (it being understood and agreed that the foregoing release shall not apply in the case of a sale, assignment, transfer or other disposition of a participation interest in the Junior Note as described in clause (c) below). In connection with any such permitted transfer of a portion of the Junior Note and for all purposes of this Agreement, the Senior Noteholder need only recognize the majority holder of the Junior Note for purposes of notices, consents and other communications between the Senior Noteholder and such majority holder of the Junior Note shall be the only Person authorized hereunder to exercise any rights of the Junior Noteholder under this Agreement; provided, however, the majority holder of the Junior Note may from time to time designate any other Person as an additional party entitled to receive notices, consents and other communications and/or to exercise rights on behalf of the Junior Noteholder hereunder by delivering written notice thereof to the Senior Noteholder, and, from and after delivery of such notice, such designee shall be so authorized hereunder and shall be the only party entitled to receive such notices, consents and such other communications and/or to exercise such rights.

(c)          In the case of any sale, assignment, transfer or other disposition of a participation interest in a Note, (i) such Noteholder’s obligations under this Agreement shall remain unchanged, (ii) such Noteholder shall remain solely responsible for the performance of such obligations, (iii) the other Noteholders and any Persons acting on its behalf shall continue to deal solely and directly with such Noteholder in connection with such Noteholder’s rights and obligations under this Agreement and the Servicing Agreement, and (iv) all amounts payable hereunder shall be determined as if such Noteholder had not sold such participation interest; provided, however, that if the applicable participant is a Qualified Institutional Lender (and delivers to the other Noteholders a certification from an authorized officer confirming its status as a Qualified Institutional Lender), such Noteholder, by written notice to the other Noteholders, may delegate to such participant such Noteholder’s right to exercise the rights of the Controlling Noteholder hereunder and under the Servicing Agreement; provided, further, however, that upon the occurrence of a Control Appraisal Period with respect to the Junior Note, the aforesaid delegation of rights shall terminate and be of no further force and effect.

(d)          The Senior Noteholder shall have the right to Transfer all or any portion of its Note without the prior consent of the Junior Noteholder to (i) the depositor for a Securitization or any Subsequent Securitization of all or any portion of such Note and the related Securitization Trust, (ii) prior to the occurrence of a Securitization of all or any portion of such Note, a Qualified Institutional Lender (provided that any transferee in connection with the Securitization of such Note shall not be required to be a Qualified Institutional Lender) and (iii) after the occurrence of a Securitization or any Subsequent Securitization of all or any portion of such Note, to any party in accordance with the applicable Servicing Agreement, except that such Noteholder shall not Transfer all or any portion of such Note to the Mortgage Loan Borrower or a Mortgage Loan Borrower Related Party without obtaining Rating Agency Confirmation and any such Transfer to the Mortgage Loan Borrower or a Mortgage Loan Borrower Related Party shall be absolutely null and void and shall vest no rights in the purported transferee.

(e)          Notwithstanding any other provision hereof, any Noteholder may pledge (a “Pledge”) its Note to any entity (other than the Mortgage Loan Borrower or any Affiliate thereof) which has extended a credit or repurchase facility to such Noteholder and that is either a Qualified Institutional Lender or a financial institution whose long-term unsecured debt is rated at least “A” (or the equivalent) or better by each Rating Agency (a “Note Pledgee”), on terms and conditions set forth in this Section 19(e), it being further agreed that a financing provided by a Note Pledgee to a Noteholder or any person which Controls such Noteholder that is secured by such Noteholder’s interest in the applicable Note and is structured as a repurchase arrangement, shall qualify as a “Pledge” hereunder, provided that a Note Pledgee which is not a Qualified Institutional Lender may not take title to the pledged Note without (a) prior to a Securitization, the consent of each other Noteholder and, (b) after a Securitization, Rating Agency Confirmation. Upon written notice by the applicable Noteholder to the other Noteholders and any Servicer that a Pledge has been effected (including the name and address of the applicable Note Pledgee), each of the other Noteholders agrees to acknowledge receipt of such notice and thereafter agrees: (i) to give the Note Pledgee written notice of any default by the pledging Noteholder in respect of its obligations under this Agreement of which default such Noteholder has actual knowledge; (ii) to allow such Note Pledgee a period of ten (10) days to cure a default by the pledging Noteholder in respect of its obligations to the other Noteholder hereunder, but such Note Pledgee shall not be obligated to cure any such default; (iii) that no amendment, modification, waiver or termination of this Agreement shall be effective against such Note Pledgee without the written consent of such Note Pledgee, which consent shall not be unreasonably withheld, conditioned or delayed; (iv) that such other Noteholders shall give to such Note Pledgee copies of any notice of default under this Agreement simultaneously with the giving of same to the pledging Noteholder and accept any cure thereof by such Note Pledgee which such pledging Noteholder has the right (but not the obligation) to effect hereunder, as if such cure were made by such pledging Noteholder; (v) that such other Noteholders shall deliver to Note Pledgee such estoppel certificate(s) as Note Pledgee shall reasonably request, provided that any such certificate(s) shall be in a form reasonably satisfactory to such other Noteholders; and (vi) that, upon written notice (a “Redirection Notice”) to the other Noteholders and any Servicer by such Note Pledgee that the pledging Noteholder is in default, beyond any applicable cure periods, under the pledging Noteholder’s obligations to such Note Pledgee pursuant to the applicable credit agreement between the pledging Noteholder and such Note Pledgee (which notice need not be joined in or confirmed by the pledging Noteholder), and until such Redirection Notice is withdrawn or rescinded by such Note Pledgee, Note Pledgee shall be entitled to receive any payments that any Noteholder or Servicer would otherwise be obligated to pay to the pledging Noteholder from time to time pursuant to this Agreement or any Servicing Agreement. Any pledging Noteholder hereby unconditionally and absolutely releases the other Noteholders and any Servicer from any liability to the pledging Noteholder on account of any Noteholder’s or Servicer’s compliance with any Redirection Notice believed in good faith by any Servicer or any such other Noteholder to have been delivered by a Note Pledgee. Note Pledgee shall be permitted to exercise fully its rights and remedies against the pledging Noteholder to such Note Pledgee (and accept an assignment in lieu of foreclosure as to such collateral), in accordance with applicable law and this Agreement. In such event, the Noteholders and any Servicer shall recognize such Note Pledgee (and any transferee other than the Mortgage Loan Borrower or any Affiliate thereof which is also a Qualified Institutional Lender at any foreclosure or similar sale held by such Note Pledgee or any transfer in lieu of foreclosure), and its successor and assigns, as the successor to the pledging Noteholder’s rights, remedies and obligations under this Agreement, and any such Note Pledgee or Qualified Institutional Lender shall assume in writing the obligations of the pledging Noteholder hereunder accruing from and after such Transfer (i.e., realization upon the collateral by such Note Pledgee) and agrees to be bound by the terms and provisions of this Agreement. The rights of a Note Pledgee under this

Section 19(e) shall remain effective as to any Noteholder (and any Servicer) unless and until such Note Pledgee shall have notified any such Noteholder (and any Servicer, as applicable) in writing that its interest in the pledged Note has terminated.

(f)          Notwithstanding any provisions herein to the contrary, if a conduit (“Conduit”) which is not a Qualified Institutional Lender provides financing to a Noteholder then such Noteholder shall have the right to grant a security interest in its Note to such Conduit notwithstanding that such Conduit is not a Qualified Institutional Lender, if the following conditions are satisfied:

(i)           The loan (the “Conduit Inventory Loan”) made by the Conduit to such Noteholder to finance the acquisition and holding of its Note will require a third party (the “Conduit Credit Enhancer”) to provide credit enhancement;

(ii)          The Conduit Credit Enhancer and conduit manager (if Moody’s rates the Securitization) will be a Qualified Institutional Lender;

(iii)         Such Noteholder will pledge (or sell, transfer or assign as part of a repurchase facility) its interest in the applicable Note to the Conduit as collateral for the Conduit Inventory Loan;

(iv)         The Conduit Credit Enhancer and the Conduit will agree that, if such Noteholder defaults under the Conduit Inventory Loan, or if the Conduit is unable to refinance its outstanding commercial paper even if there is no default by such Noteholder, the Conduit Credit Enhancer will purchase the Conduit Inventory Loan from the Conduit, and the Conduit will assign the pledge of such Noteholder’s Note to the Conduit Credit Enhancer; and

(v)          Unless the Conduit is in fact then a Qualified Institutional Lender, the Conduit will not, without obtaining the consent of each other Noteholder, have any greater right to acquire the interests in the Note pledged by such Noteholder, by foreclosure or otherwise, than would any other purchaser that is not a Qualified Institutional Lender at a foreclosure sale conducted by a Note Pledgee.

Section 20.        Registration of Transfer. In connection with any Transfer of a Note (but excluding any Note Pledgee unless and until it realizes on its Pledge), a transferee shall execute an assignment and assumption agreement whereby such transferee assumes all of the obligations of the applicable Noteholder hereunder with respect to such Note thereafter accruing and agrees to be bound by the terms of this Agreement, including the restriction on Transfers set forth in Section 19, from and after the date of such assignment. Notwithstanding the preceding sentence, a Trustee shall not be required to execute an assignment and assumption agreement in connection with any Transfer of a Note if the obligations are assumed pursuant to the Servicing Agreement. No transfer of a Note may be made unless it is registered on the Note Register, and the Agent shall not recognize any attempted or purported Transfer of any Note in violation of the provisions of Section 19 and this Section 20. Any such purported Transfer shall be absolutely null and void and shall vest no rights in the purported transferee. Each Noteholder desiring to effect such Transfer shall, and does hereby agree to, indemnify the Agent and any other

Noteholder against any liability that may result if the Transfer is not made in accordance with the provisions of this Agreement. Upon a Securitization of Note A-1, the related Master Servicer shall automatically become and be the Agent.

Section 21.         Registration of Notes. The Agent shall keep or cause to be kept at the Agent Office books (the “Note Register”) for the registration and transfer of the Notes. The Agent shall serve as the initial Note registrar and the Agent hereby accepts such appointment. The names and addresses of the holders of the Notes and the names and addresses of any transferee of any Note of which the Agent has received notice, in the form of a copy of the assignment and assumption agreement referred to in Section 20, shall be registered in the Note Register. The Person in whose name a Note is so registered shall be deemed and treated as the sole owner and holder thereof for all purposes of this Agreement, except in the case of the Initial Senior Noteholder and the Initial Junior Noteholder who may hold their Notes through a nominee. Upon request of a Noteholder, the Agent shall provide such party with the names and addresses of the Noteholders. To the extent another party is appointed as Agent hereunder, the Senior Noteholder and the Junior Noteholder hereby designates such person as its agent under this Section 21 solely for purposes of maintaining the Note Register.

Section 22.         Statement of Intent. The Agent and each Noteholder intend that the Notes be classified and maintained as a grantor trust under subpart E, part I of subchapter J of chapter 1 of the Code that is a fixed investment trust within the meaning of Treasury Regulation §301.7701-4(c), and the parties will not take any action inconsistent with such classification. It is neither the purpose nor the intent of this Agreement to create a partnership, joint venture, “taxable mortgage pool” or association taxable as a corporation among the parties.

Section 23.         No Pledge. This Agreement shall not be deemed to represent a pledge of any interest in the Mortgage Loan by the Senior Noteholder to the Junior Noteholder. Except as otherwise provided in this Agreement and the Servicing Agreement, the Junior Noteholder shall not have any interest in any property taken as security for the Mortgage Loan, provided, however, that if any such property or the proceeds of any sale, lease or other disposition thereof shall be received, then the Junior Noteholder shall be entitled to receive its share of such application in accordance with the terms of this Agreement and/or the Servicing Agreement.

Section 24.         Cooperation in Securitization.

(a)    The Junior Noteholder acknowledges that each Senior Noteholder may elect, in its sole discretion, and at its sole cost and expense, to include its Senior Note in a Securitization or any Subsequent Securitization. In connection with a Securitization and any Subsequent Securitization and subject to the terms of the preceding sentence: (x) at the request of the Senior Noteholder, the Junior Noteholder shall use reasonable efforts, at the Senior Noteholder’s expense, to satisfy, and to cooperate with the Senior Noteholder in attempting to cause the Mortgage Loan Borrower to satisfy, the market standards to which the Senior Noteholder customarily adheres or which may be reasonably required in the marketplace or by the Rating Agencies in connection with the Securitization or any Subsequent Securitization, including, entering into (or consenting to, as applicable) any modifications to this Agreement or the Mortgage Loan Documents and to cooperate with the Senior Noteholder in attempting to cause the Mortgage Loan Borrower to execute such modifications to the Mortgage Loan Documents, in any such case, as may be reasonably requested by the Rating Agencies to effect the Securitization or any Subsequent Securitization; provided, however, that either in connection with the initial Securitization or otherwise at any time prior to such initial Securitization the Junior Noteholder shall not be required to modify or amend this Agreement or any Mortgage Loan Documents (or consent to such modification, as applicable) in connection therewith, if such modification or amendment would (i) change the interest allocable to, or the amount of any payments due to or priority of such payments, the Junior Noteholder or (ii) increase the Junior Noteholder’s obligations (other than to an immaterial extent) or decrease the Junior Noteholder’s rights, remedies or protections (other than to an immaterial extent). In connection with the Securitization and any Subsequent Securitization, the Junior Noteholder shall, at the sole cost and expense of the Senior Noteholder, provide for inclusion in any disclosure document relating to the related Securitization or any Subsequent Securitization such information concerning the Junior Noteholder and its ownership of the Junior Notes as the Senior Noteholder reasonably determines to be necessary or appropriate; and (y) the Junior Noteholder shall cooperate, at the sole cost and expense of the securitizing Senior Noteholder, with the reasonable requests of each Rating Agency and Senior Noteholder in connection with the Securitization or any Subsequent Securitization, as well as in connection with all other matters and the preparation of any offering documents thereof and to review and respond reasonably promptly with respect to any information relating to it and the other Notes in any Securitization or Subsequent Securitization document. The Junior Noteholder acknowledges that the information provided by it to the Senior Noteholder may be incorporated into the offering documents for a Securitization or any Subsequent Securitization. The Senior Noteholder and each Rating Agency shall be entitled to rely on the information supplied by, or on behalf of, the Junior Noteholder.

(b)   The Senior Noteholder may, at its election, deliver to the Junior Noteholder drafts of the preliminary and final Securitization and Subsequent Securitization offering memoranda, prospectus supplement, free writing prospectus and any other disclosure documents and the Securitization Servicing Agreement at such time as the Junior Noteholder deems necessary or appropriate. The Junior Noteholder may, at its election, review and comment thereon insofar as it relates to the Junior Note and/or the Junior Noteholder, and, if the Junior Noteholder elects to review and comment, the Junior Noteholder shall review and comment thereon as soon as possible but in no event later than two (2) Business Days of its receipt thereof or (5) five Business Days after receipt, in the case of the first draft thereof delivered to the Junior Noteholder and if the Junior Noteholder fails to respond within such time, the Junior Noteholder shall be deemed to have elected to not comment thereon, provided that if Junior Noteholder elects to review and comment, any such review and comments with respect to the final draft distributed in connection with the preparation of the preliminary and final offering memoranda for printing shall be made no later than 9:00 am, New York City time, on the Business Day following its receipt thereof and if the Junior Noteholder fails to respond by such time, the Junior Noteholder shall be deemed to have elected to not comment thereon. In the event of any disagreement between the Junior Noteholder with respect to the preliminary and final offering memoranda, prospectus supplement, free writing prospectus or any other disclosure documents the Senior Noteholder’s determination shall control. Junior Noteholder has no obligation and shall have no liability with respect to any such offering documents other than the accuracy of any comments it elects to make regarding itself.

(c)   Notwithstanding anything herein to the contrary in this Section 24, the Senior Noteholder acknowledges and agrees that (i) the Junior Noteholder shall not be required to incur any out-of-pocket expenses in connection with a Securitization or any Subsequent Securitization of the Senior Note and (ii) the Junior Noteholder shall not be required to disclose any of the beneficial owners of the managed account on behalf of which it is holding the Junior Note.

Section 25.       Governing Law; Waiver of Jury Trial. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES TO THIS AGREEMENT, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES TO THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CHOICE OF LAW RULES THEREOF. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 26.         Submission To Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a)          SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(b)          CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(c)          AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH HEREIN OR AT SUCH OTHER ADDRESS OF WHICH A PARTY HEREIN SHALL HAVE BEEN NOTIFIED; AND

(d)          AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

Section 27.         Modifications. This Agreement shall not be modified, cancelled or terminated except by an instrument in writing signed by the parties hereto. Additionally, from and after a Securitization, this Agreement may not be modified in any manner that is materially adverse to the Senior Noteholder unless a Rating Agency Confirmation has been delivered with respect to the Securitization, except that no Rating Agency Confirmation shall be required in connection with a modification to cure any ambiguity or to correct or supplement any provision herein that may be defective or inconsistent with any other provisions herein or with the Servicing Agreement.

Section 28.        Successors and Assigns; Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Except as provided herein, none of the provisions of this Agreement shall be for the benefit of or enforceable by any Person not a party hereto. Subject to Section 19, each Noteholder may assign or delegate its rights or obligations under this Agreement. Upon any such assignment, the assignee shall be entitled to all rights and benefits of the Senior Noteholder or Junior Noteholder as applicable, hereunder, including, without limitation, the right to make further assignments and grant additional Notes.

Section 29.        Counterparts. This Agreement may be executed in any number of counterparts and all of such counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement in Portable Document Format (PDF) or by facsimile transmission shall be effective as delivery of a manually executed original counterpart of this Agreement.

Section 30.        Captions. The titles and headings of the paragraphs of this Agreement have been inserted for convenience of reference only and are not intended to summarize or otherwise describe the subject matter of the paragraphs and shall not be given any consideration in the construction of this Agreement.

Section 31.         Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable laws, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 32.        Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter contained in this Agreement and supersedes all prior agreements, understandings and negotiations between the parties.

Section 33.         Withholding Taxes.

(a)          If the Senior Noteholder or the Mortgage Loan Borrower shall be required by law to deduct and withhold Taxes from interest, fees or other amounts payable to the Junior Noteholder with respect to the Mortgage Loan as a result of the Junior Noteholder constituting a Non-Exempt Person, the Senior Noteholder, in its capacity as servicer, shall be entitled to do so with respect to the Junior Noteholder’s interest in such payment (all withheld amounts being deemed paid to the Junior Noteholder), provided that Senior Noteholder shall furnish such Junior Noteholder with a statement setting forth the amount of Taxes withheld, the applicable rate and other information which may reasonably be requested for purposes of assisting such Junior Noteholder to seek any allowable credits or deductions for the Taxes so withheld in each jurisdiction in which the Junior Noteholder is subject to tax.

(b)         The Junior Noteholder shall and hereby agrees to indemnify the Senior Noteholder against and hold the Senior Noteholder harmless from and against any Taxes, interest, penalties and attorneys’ fees and disbursements arising or resulting from any failure of the Senior Noteholder (or the Servicer on its behalf) to withhold Taxes from payment made to the Junior Noteholder in reliance upon any representation, certificate, statement, document or instrument made or provided by the Junior Noteholder to the Senior Noteholder in connection with the obligation of the Senior Noteholder to withhold Taxes from payments made to the Junior Noteholder, it being expressly understood and agreed that (i) the Senior Noteholder shall be absolutely and unconditionally entitled to accept any such representation, certificate, statement, document or instrument as being true and correct in all respects and to fully rely thereon without any obligation or responsibility to investigate or to make any inquiries with respect to the accuracy, veracity, correctness or validity of the same and (ii) the Junior Noteholder shall, upon request of the Senior Noteholder and at its sole cost and expense, defend any claim or action relating to the foregoing indemnification using counsel selected by the Senior Noteholder.

(c)         The Junior Noteholder represents to the Senior Noteholder (for the benefit of the Mortgage Loan Borrower) that it is not a Non-Exempt Person and that neither the Senior Noteholder nor the Mortgage Loan Borrower is obligated under applicable law to withhold Taxes on sums paid to it with respect to the Mortgage Loan or otherwise pursuant to this Agreement. Contemporaneously with the execution of this Agreement and from time to time as necessary during the term of this Agreement, the Junior Noteholder shall deliver to the Senior Noteholder or Servicer, as applicable, evidence satisfactory to the Senior Noteholder substantiating that the Junior Noteholder is not a Non-Exempt Person and that the Senior Noteholder is not obligated under applicable law to withhold Taxes on sums paid to it with respect to the Mortgage Loan or otherwise under this Agreement. Without limiting the effect of the foregoing, (i) if the Junior Noteholder is created or organized under the laws of the United States, any state thereof or the District of Columbia, it shall satisfy the requirements of the preceding sentence by furnishing to the Senior Noteholder an Internal Revenue Service Form W¬9 and (ii) if the Junior Noteholder is not created or organized under the laws of the United States, any state thereof or the District of Columbia, and if the payment of interest or other amounts by the Mortgage Loan Borrower is treated for United States income tax purposes as derived in whole or part from sources within the United States, the Junior Noteholder shall satisfy the requirements of the preceding sentence by furnishing to the Senior Noteholder Internal Revenue Service Form W-8ECI, Form W-8IMY (with appropriate attachments) or Form W-8BEN, or successor forms, as may be required from time to time, duly executed by the Junior Noteholder, as evidence of the Junior Noteholder’s exemption from the withholding of United States tax with respect thereto. The Senior Noteholder shall not be obligated to make any payment hereunder to the Junior Noteholder in respect of its Junior Note or otherwise until the Junior Noteholder shall have furnished to the Senior Noteholder the requested forms, certificates, statements or documents.

Section 34.         Custody of Mortgage Loan Documents. The originals of all of the Mortgage Loan Documents (other than the Junior Note) will be held by the Senior Noteholder (or a custodian (including in connection with a Securitization) acting on behalf of the Senior Noteholder) on behalf of the registered holders of the Notes.

Section 35.         Reserved.

Section 36.         Notices. All notices required hereunder shall be given by (i) telephone (confirmed promptly in writing) or shall be in writing and personally delivered, (ii) sent by facsimile transmission (during business hours) if the sender on the same day sends a confirming copy of such notice by reputable overnight delivery service (charges prepaid), (iii) reputable overnight delivery service (charges prepaid) or (iv) certified United States mail, postage prepaid return receipt requested, and addressed to the respective parties at their addresses set forth on Exhibit B hereto, or at such other address as any party shall hereafter inform the other party by written notice given as aforesaid. All written notices so given shall be deemed effective upon receipt.

All notices and reports (including, without limitation, Asset Status Reports) required to be delivered hereunder by the Senior Noteholder (or the Servicer on its behalf) to the Controlling Noteholder (or its Controlling Noteholder Representative), or by the Controlling Noteholder (or its Controlling Noteholder Representative) to the Senior Noteholder (or the Servicer on its behalf), shall also be delivered by the applicable party to the Junior Noteholder.

Section 37.         Broker. The Senior Noteholder and the Junior Noteholder represent to each other Noteholder that no broker was responsible for bringing about this transaction.

Section 38.         Certain Matters Affecting the Agent.

(a)          The Agent may request and/or rely upon and shall be protected in acting or refraining from acting upon any officer’s certificate or assignment and assumption agreement delivered to the Agent pursuant to Section 20;

(b)          The Agent may consult with counsel and any opinion of counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance with such opinion of counsel;

(c)          The Agent shall be under no obligation to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Noteholders pursuant to the provisions of this Agreement, unless it has received indemnity reasonably satisfactory to it;

(d)         The Agent or any of its directors, officers, employees, Affiliates, agents or “control” persons within the meaning of the Act, shall not be personally liable for any action taken, suffered or omitted by it in good faith and reasonably believed by the Agent to be authorized or within the discretion or rights or powers conferred upon it by this Agreement;

(e)           The Agent shall not be bound to make any investigation into the facts or matters stated in any officer’s certificate or assignment and assumption agreement delivered to the Agent pursuant to Section 20; and

(f)           The Agent may execute any of the powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys but shall not be relieved of its obligations hereunder.

Section 39.         Termination of Agent. The Agent may be terminated at any time upon ten (10) days prior written notice from the Senior Noteholder. In the event that the Agent is terminated pursuant to this Section 39, all of its rights and obligations under this Agreement shall be terminated, other than any rights or obligations that accrued prior to the date of such termination.

The Agent may resign at any time on ten (10) days’ prior notice, so long as a successor Agent, reasonably satisfactory to the Noteholders (it being agreed that the Servicer, the Trustee or a Certificate Administrator in a Securitization is satisfactory to the Noteholders), has agreed to be bound by this Agreement and perform the duties of the Agent hereunder. Barclays Bank PLC, as Initial Agent, may transfer its rights and obligations to the Servicer, the Trustee or the Certificate Administrator, as successor Agent, at any time without the consent of any Noteholder. Notwithstanding the foregoing, the Senior Noteholder and the Junior Noteholder hereby agree that, simultaneously with the closing of the Securitization, the Servicer shall be deemed to have been automatically appointed as the successor Agent under this Agreement in place of Barclays Bank PLC without any further notice or other action. The termination or resignation of such Servicer, as Master Servicer under the Servicing Agreement, shall be deemed a termination or resignation of such Servicer as Agent under this Agreement, and any successor master servicer shall be deemed to have been automatically appointed as the successor Agent under this Agreement in place thereof without any further notice or other action.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Initial Noteholders and Initial Agent have caused this Agreement to be duly executed as of the day and year first above written.

BARCLAYS BANK PLC, as Initial Note A-1 Holder

By:	/s/ Michael Birajiclian
Name: Michael Birajiclian
Title: Authorized Signatory

BARCLAYS BANK PLC, as Initial Note A-2 Holder

By:	/s/ Michael Birajiclian
Name: Michael Birajiclian
Title: Authorized Signatory

BARCLAYS BANK PLC, as Initial Junior Noteholder

By:	/s/ Michael Birajiclian
Name: Michael Birajiclian
Title: Authorized Signatory

BARCLAYS BANK PLC, as Initial Agent

By:	/s/ Michael Birajiclian
Name: Michael Birajiclian
Title: Authorized Signatory

[Signature Page – Agreement Among Noteholders]

EXHIBIT A

MORTGAGE LOAN SCHEDULE

A.       Description of Mortgage Loan:

Mortgage Loan Agreement:	Loan Agreement, dated as of January 11, 2016, between Original Lender and the Mortgage Loan Borrower, as amended by that certain First Amendment to Loan Agreement and Other Loan Documents, dated as of February 6, 2017, between Original Lender and the Mortgage Loan Borrower
Mortgage Loan Borrower:	1166 EJM LLC, a Delaware limited liability company
Date of the Mortgage Loan Agreement and the Mortgage:	January 11, 2017
Initial Principal Amount of Mortgage Loan:	$110,000,000.00
Location of Mortgaged Property:	1166 Avenue of the Americas, New York, New York
Initial Maturity Date:	February 6, 2027

B.        Description of Note Interests:

Initial Note A-1 Principal Balance:	$56,250,000.00
Initial Note A-2 Principal Balance:	$28,750,000.00
Initial Senior Note Principal Balance:	$85,000,000.00
Initial Junior Note Principal Balance:	$25,000,000.00
Initial Note A-1 Percentage Interest:	51.13636364%
Initial Note A-2 Percentage Interest:	26.13636364%

A-1

Initial Senior Note Percentage Interest:	77.27272727%
Initial Junior Note Percentage Interest:	22.72727273%
Initial Senior Note Rate:	5.27880%
Initial Junior Note Rate:	5.56000%

A-2

EXHIBIT B

Initial Note A-1 Holder:
Barclays Bank PLC, a public company registered in England and Wales

Notice Address:

Barclays Bank PLC

745 Seventh Avenue

New York, New York 10019

Attention: Michael S. Birajiclian

Telephone No.: (212) 528-1558

Facsimile No.: (646) 531-5391

with a copy to:

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, Pennsylvania 19104
Attention: David W. Forti, Esq.
Telephone No.: (215) 994-2647

Facsimile No.: (215) 655-2647

I-1

Initial Note A-2 Holder:
Barclays Bank PLC, a public company registered in England and Wales

Notice Address:

Barclays Bank PLC

745 Seventh Avenue

New York, New York 10019

Attention: Michael S. Birajiclian

Telephone No.: (212) 528-1558

Facsimile No.: (646) 531-5391

with a copy to:

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, Pennsylvania 19104
Attention: David W. Forti, Esq.
Telephone No.: (215) 994-2647

Facsimile No.: (215) 655-2647

I-2

Initial Junior Noteholder:
Barclays Bank PLC, a public company registered in England and Wales

Notice Address:

Barclays Bank PLC

745 Seventh Avenue

New York, New York 10019

Attention: Michael S. Birajiclian

Telephone No.: (212) 528-1558

Facsimile No.: (646) 531-5391

with a copy to:

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, Pennsylvania 19104
Attention: David W. Forti, Esq.
Telephone No.: (215) 994-2647

Facsimile No.: (215) 655-2647

EXHIBIT C

PERMITTED FUND MANAGERS

1.	Acadia Realty Trust
2.	Annaly Capital Management
3.	Apollo Global Real Estate
4.	Apollo Real Estate Advisors, L.P.
5.	Archon Capital, L.P.
6.	AREA Property Partners
7.	Ares Capital Corp.
8.	Blackrock, Inc.
9.	The Blackstone Group International, Ltd.
10.	Brookfield Real Estate Financial Partners
11.	Capital Trust, Inc.
12.	The Carlyle Group
13.	CBRE Global Investors
14.	Clarion Partners
15.	Centerbridge Capital Partners
16.	Cerberus Capital Management
17.	Colony Capital, Inc.
18.	Deutsche Bank Asset Management
19.	DivCore Real Estate Asset Management, LLC
20.	DLJ Real Estate Capital Partners
21.	Eightfold Real Estate Capital, L.P.
22.	Five Mile Capital Partners
23.	Fortress Investment Group, LLC
24.	Garrison Investment Group
25.	Goldman, Sachs & Co.
26.	Goldman Sachs Real Estate Mezzanine Partners
27.	Guggenheim Partners
28.	H/2 Capital Partners
29.	ING Clarion Partners
30.	iStar Financial Inc.
31.	J.E. Roberts Companies
32.	KSL Capital Partners
33.	Lend-Lease Real Estate Investments
34.	LoanCore Capital, LLC
35.	Lonestar Funds
36.	Marathon Asset Management LP
37.	Normandy Real Estate Partners
38.	Oaktree Capital Management, L.P.
39.	OakTree Capital Partners
40.	Och-Ziff Capital Management Group
41.	PCCP LLC
42.	PIMCO
43.	Praedium Group

44.	Principal Real Estate Investors
45.	Prime Financial
46.	Raith Capital Partners, LLC
47.	Rialto Capital Management
48.	Rockpoint Group
49.	Square Mile Capital Management LLC
50.	Starwood Financial Trust
51.	Starwood Capital Group
52.	Square Mile Capital Management
53.	Torchlight Investors
54.	Walton Street Capital LLC
55.	Westbrook Partners
56.	WestRiver Capital
57.	Whitehall Street Real Estate Fund, L.P.
58.	USAA Real Estate Company

EXHIBIT D

MODEL PSA

[Attached]

I-1